                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF
                                  UPROAR INC.
                                       AT
                              $3.00 NET PER SHARE
                                       BY
                       FLIPSIDE ACQUISITION CORPORATION,
                           A WHOLLY OWNED SUBSIDIARY
                               OF FLIPSIDE, INC.

     ----------------------------------------------------------------------
THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 11:59 P.M., NEW YORK CITY TIME,
             ON FRIDAY, MARCH 16, 2001, UNLESS THE OFFER IS EXTENDED.
--------------------------------------------------------------------------------

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER A NUMBER OF SHARES (THE "SHARES") OF COMMON STOCK, PAR VALUE $.01, OF UPROAR INC. ("UPROAR") THAT REPRESENTS NOT LESS THAN A MAJORITY ON A FULLY DILUTED BASIS (ASSUMING THE EXERCISE OF ALL OPTIONS TO PURCHASE SHARES THAT ARE THEN EXERCISABLE AND ANY OTHER RIGHTS TO ACQUIRE SHARES OF COMMON STOCK ON THE DATE OF PURCHASE); AND
(II) THE EXPIRATION OR TERMINATION OF ANY AND ALL WAITING PERIODS UNDER THE HART-SCOTT-RODINO ANTITRUST IMPROVEMENTS ACT OF 1976, AS AMENDED, AND THE REGULATIONS THEREUNDER. THE OFFER IS ALSO SUBJECT TO OTHER CONDITIONS. SEE
SECTION 15.

    THE OFFER IS BEING MADE IN CONNECTION WITH THE AGREEMENT AND PLAN OF MERGER, DATED AS OF FEBRUARY 5, 2001 (THE "MERGER AGREEMENT"), AMONG FLIPSIDE, INC. ("FLIPSIDE"), FLIPSIDE ACQUISITION CORPORATION, A WHOLLY OWNED SUBSIDIARY OF FLIPSIDE, (THE "PURCHASER") AND UPROAR. THE BOARD OF DIRECTORS OF UPROAR UNANIMOUSLY (I) DETERMINED THAT THE TERMS OF THE OFFER AND THE MERGER DESCRIBED HEREIN ARE FAIR TO AND IN THE BEST INTERESTS OF THE STOCKHOLDERS OF UPROAR,
(II) APPROVED THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED THEREBY, INCLUDING THE OFFER AND THE SUBSEQUENT MERGER OF THE PURCHASER WITH AND INTO UPROAR, AS A RESULT OF WHICH UPROAR WILL BECOME A WHOLLY OWNED SUBSIDIARY OF FLIPSIDE, AND (III) RECOMMENDS THAT UPROAR'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER AND APPROVE AND ADOPT THE MERGER AGREEMENT.

                                   IMPORTANT

    Any stockholder of Uproar wishing to tender Shares in the Offer must
(1) complete and sign the enclosed Letter of Transmittal (or a facsimile thereof) in accordance with the instructions in the Letter of Transmittal and mail, fax or deliver the Letter of Transmittal and all other required documents to the Depositary (as defined herein), together with the certificate(s) representing the Shares tendered; (2) tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3; or (3) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the tender for such stockholder. A stockholder whose Shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such person if such stockholder wishes to tender such Shares.

    Any stockholder of Uproar who wishes to tender Shares and cannot deliver certificate(s) representing such Shares and all other required documents to the Depositary on or prior to the Expiration Date (as defined herein) or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender such Shares pursuant to the guaranteed delivery procedures set forth in
Section 3.

    Questions and requests for assistance may be directed to the Information Agent or to the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of this Offer to Purchase. Additional copies of this Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for copies of these documents.

                      THE DEALER MANAGER FOR THE OFFER IS:

                              GOLDMAN, SACHS & CO.
                                85 BROAD STREET
                               NEW YORK, NY 10004
                                 (212) 902-1000

                               TABLE OF CONTENTS

                                                                PAGE
                                                              --------
SUMMARY TERM SHEET..........................................       1

INTRODUCTION................................................       6

THE TENDER OFFER............................................       8

   1.  Terms of the Offer...................................       8

   2.  Acceptance for Payment and Payment for Shares........      10

   3.  Procedures for Accepting the Offer and Tendering
    Shares..................................................      11

   4.  Withdrawal Rights....................................      13

   5.  Certain United States Federal Income Tax
    Consequences............................................      14

   6.  Price Range of Shares................................      15

   7.  Certain Information Concerning Uproar................      15

   8.  Certain Information Concerning the Purchaser,
    Flipside and Vivendi Universal..........................      18

   9.  Source and Amount of Funds...........................      19

  10.  Background of the Offer; Past Contacts or
    Negotiations with Uproar................................      20

  11.  The Merger Agreement; Other Arrangements.............      21

  12.  Purpose of the Offer; Plans for Uproar...............      34

  13.  Certain Effects of the Offer.........................      36

  14.  Dividends and Distributions..........................      37

  15.  Certain Conditions of the Offer......................      37

  16.  Certain Legal Matters; Regulatory Approvals..........      39

  17.  Appraisal Rights.....................................      40

  18.  Fees and Expenses....................................      41

  19.  Miscellaneous........................................      41

SCHEDULE I

Directors and Executive Officers of Vivendi Universal,
 Flipside and Purchaser.....................................     I-1

SCHEDULE II

Section 262 of the Delaware General Corporate Law...........    II-1

                               SUMMARY TERM SHEET

    Flipside Acquisition Corporation is offering to purchase all of the outstanding shares of common stock of Uproar Inc. for $3.00 per share in cash. The following are some of the questions you may have, as a stockholder of Uproar, and answers to those questions. We urge you to read carefully the remainder of this Offer to Purchase and the enclosed Letter of Transmittal because the information in this summary term sheet is not complete. Additional important information is contained in the remainder of this Offer to Purchase and the Letter of Transmittal.

WHO IS OFFERING TO BUY MY SECURITIES?

    Our name is Flipside Acquisition Corporation. We are a Delaware corporation and a wholly owned subsidiary of Flipside, Inc., a Delaware corporation. We were formed for the sole purpose of making this offer and entering into a business combination transaction with Uproar and have carried on no activities other than in connection with the acquisition of Uproar. Flipside is an indirect 82% subsidiary of Vivendi Universal, a company organized under the laws of France, and is an interactive online entertainment and incentives portal offering visitors free games and other opportunities to win points, which may be redeemed for prizes. See the "Introduction" to this Offer to Purchase and Section 8.

WHAT ARE THE CLASSES AND AMOUNTS OF SECURITIES SOUGHT IN THE OFFER?

    We are seeking to purchase all of the outstanding shares of common stock of Uproar. See the "Introduction" to this Offer to Purchase and Section 1.

HOW MUCH ARE YOU OFFERING TO PAY? WHAT IS THE FORM OF PAYMENT?

    We are offering to pay you $3.00 per share in cash.

WILL I HAVE TO PAY ANY FEES OR COMMISSIONS?

    If you are the record owner of your shares and you tender your shares to us in the offer, you will not have to pay brokerage fees or similar expenses. If you own your shares through a broker or other nominee, and your broker tenders your shares on your behalf, your broker or nominee may charge you a fee for doing so. You should consult your broker or nominee to determine whether any charges will apply. See the "Introduction" to this Offer to Purchase.

DO YOU HAVE THE FINANCIAL RESOURCES TO MAKE PAYMENT?

    Flipside has a commitment from Vivendi Universal to provide $140 million in the form of an intercompany loan, which Flipside will then provide to us. We believe that these funds, together with Flipside's other financial resources, are sufficient to purchase the shares validly tendered and not withdrawn in the offer as well as the shares converted into cash in our merger with Uproar, which is expected to follow the successful completion of the offer in accordance with the terms and conditions of the merger agreement. The offer is not contingent upon us or Flipside obtaining financing. See Section 9.

IS YOUR FINANCIAL CONDITION RELEVANT TO MY DECISION TO TENDER MY SHARES IN THE
  OFFER?

    We do not think our financial condition is relevant to your decision to tender your shares in the offer because:

    - the offer is being made for all outstanding shares,

    - the offer price will be paid solely in cash and we have arranged for our funding to come from Flipside, and

    - if we are successful with our offer, we will acquire all remaining shares for the same cash price at the time of our merger with and into Uproar.

    See Section 9.

HOW LONG DO I HAVE TO DECIDE WHETHER TO TENDER IN THE OFFER?

    You will have at least until 11:59 p.m., New York City time, on Friday, March 16, 2001, to tender your shares in the offer. If you cannot deliver everything that is required in order to make a valid tender by that time, you may be able to use a guaranteed delivery procedure, which is described later in this Offer to Purchase. See Sections 1 and 3.

CAN THE OFFER BE EXTENDED AND UNDER WHAT CIRCUMSTANCES?

    We have agreed in the merger agreement that:

    - Without the consent of Uproar, we may extend the offer beyond the scheduled expiration date for one or more periods of up to 10 additional business days each if at that date any of the conditions to our obligation to accept for payment and to pay for the shares has not been satisfied or, to the extent permitted by the merger agreement, waived. Any such extension will not extend beyond the sixtieth business day following the date of the Merger Agreement.

    - Without the consent of Uproar, we may generally extend the offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission applicable to the offer.

    - Without the consent of Uproar, we may generally extend the offer for one or more periods of up to 10 additional business days due to the failure to satisfy the condition to the offer relating to the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

    - If all conditions to the offer have been satisfied or waived, we may extend the offer for up to 20 business days in an effort to obtain the tender of at least 90% of the outstanding shares, provided that we must accept for payment and pay for all shares validly tendered and not withdrawn at such time (which shares may not thereafter be withdrawn).

    See Section 1 of this Offer to Purchase for more details on our ability to extend the offer.

HOW WILL I BE NOTIFIED IF THE OFFER IS EXTENDED?

    If we extend the offer, we will inform Mellon Investor Services LLC (the depositary for the offer) of that fact and will make a public announcement of the extension not later than 9:00 a.m., New York City time, on the next business day after the day on which the offer was scheduled to expire. See Section 1.

WHAT ARE THE MOST SIGNIFICANT CONDITIONS TO THE OFFER?

    We are not obligated to buy any shares if:

    - Less than 27,966,590 shares have been validly tendered and not withdrawn before the expiration date of the offer. We call this condition the "minimum condition."

    - We do not receive all of the approvals which may be required by the United States and European antitrust and competition laws, or the applicable waiting periods under such laws do not expire or terminate.

    - Uproar's board of directors has withdrawn or modified its recommendation that Uproar's stockholders accept the offer and tender all of their shares in the offer and approve the merger agreement and the transactions contemplated thereby, or approves or recommends an alternative acquisition proposal.

    The offer is also subject to a number of other conditions. We can waive some of the conditions to the offer without Upoar's consent; however, we cannot waive the minimum condition. See Section 15.

HOW DO I TENDER MY SHARES?

    To tender shares, you must deliver the certificates representing your shares, together with a completed Letter of Transmittal and any other documents required by the Letter of Transmittal, to Mellon Investor Services LLC, the depositary for the offer, not later than the time the offer expires. The Letter of Transmittal is enclosed with this Offer to Purchase. If your shares are held in street name, the shares can be tendered by your nominee through The Depository Trust Company. If you are unable to deliver any required document or instrument to the depositary by the expiration of the offer, you may gain some extra time by having a broker, a bank or other fiduciary that is an eligible institution guarantee that the missing items will be received by the depositary by using the enclosed Notice of Guaranteed Delivery. For the tender to be valid, however, the depositary must receive the missing items within the time period specified in the notice. See Section 3.

UNTIL WHAT TIME MAY I WITHDRAW PREVIOUSLY TENDERED SHARES?

    The tender of your shares may be withdrawn at any time prior to the expiration of the offering period. There will be no withdrawal rights during any subsequent offering period. In addition, if we have not accepted your shares for payment by Monday, April 16, 2001, you may withdraw them at any time after that date until we accept shares for payment. See Section 4.

HOW DO I WITHDRAW PREVIOUSLY TENDERED SHARES?

    To withdraw shares, you must deliver a written notice of withdrawal, or a facsimile of one, with the required information to the depositary, Mellon Investor Services LLC, while you still have the right to withdraw the shares. See Section 4.

WHAT DOES THE UPROAR BOARD OF DIRECTORS RECOMMEND REGARDING THE OFFER?

    We are making the offer pursuant to the merger agreement, which has been approved by the board of directors of Uproar. The board of directors of Uproar unanimously:

    - determined that the terms of the offer and the merger are advisable, fair to, and in the best interests of the stockholders of Uproar,

    - approved the merger agreement and the transactions contemplated thereby, including the offer and the merger, and

    - recommends that Uproar's stockholders tender their shares pursuant to the offer and approve and adopt the merger agreement.

    See the "Introduction" to this Offer to Purchase.

WILL THE DIRECTORS AND EXECUTIVE OFFICERS OF UPROAR TENDER THEIR SHARES IN THE
  OFFER?

    Yes. Certain members of the board of directors of Uproar, certain executive officers of Uproar and some of their affiliates have all agreed to tender their shares pursuant to the Offer. They entered into a tender agreement with Flipside and the Purchaser pursuant to which they agreed to tender and sell all shares owned by them to the Purchaser in accordance with the terms of the offer. Uproar has advised us that as of February 2, 2001 these individuals and their affiliates owned an aggregate of 12,299,394 shares, or approximately 27% of the shares outstanding on that date. See Section 11--"Tender Agreements."

IF THE TENDER OFFER IS COMPLETED, WILL UPROAR CONTINUE AS A PUBLIC COMPANY?

    No. Following the purchase of shares in the offer, we expect to complete the merger. If the merger takes place, Uproar no longer will be publicly owned. Even if the merger does not take place, if we purchase all of the tendered shares:

    - there may be so few remaining stockholders and publicly held shares that Uproar common stock will no longer be eligible to be traded through Nasdaq or EASDAQ,

    - there may not be a public trading market for Uproar common stock, and

    - Uproar may cease making filings with the Securities and Exchange Commission or the Belgian Banking and Finance Commission or otherwise cease being required to comply with the rules relating to publicly held companies.

    See Section 13.

WILL THE TENDER OFFER BE FOLLOWED BY A MERGER IF ALL OF THE UPROAR SHARES ARE
  NOT TENDERED IN THE OFFER?

    Yes, unless the conditions to the merger are not satisfied or waived. If we accept for payment and pay for at least such number of shares that represents the minimum condition, we intend to merge with and into Uproar. If that merger takes place, Flipside will own all of the shares of Uproar and all remaining stockholders of Uproar, (other than Uproar stockholders who properly exercise appraisal rights) will receive $3.00 per share in cash (or any higher price per share that is paid in the offer). See the "Introduction" to this Offer to Purchase. See also Section 11 for a description of the conditions to the merger.

IF I DECIDE NOT TO TENDER, HOW WILL THE OFFER AFFECT MY SHARES?

    If the merger described above takes place, stockholders not tendering in the offer will receive the same amount of cash per share that they would have received had they tendered their shares in the offer, unless they perfect appraisal rights under Delaware law. Therefore, if the merger takes place and you do not perfect appraisal rights, the only difference to you between tendering your shares and not tendering your shares is that you will be paid earlier if you tender your shares. If the merger does not take place, however, the number of stockholders and the number of shares of Uproar that are still in the hands of the public may be so small that there no longer will be an active public trading market (or, possibly, there may not be any public trading market) for Uproar common stock. Also, as described above, the shares may no longer be eligible to be traded through Nasdaq or EASDAQ and Uproar may cease making filings with the Securities and Exchange Commission or the Belgian Banking and Finance Commission or otherwise may not be required to comply with the rules relating to publicly held companies. See the "Introduction" and Section 13 of this Offer to Purchase.

WHAT IS THE MARKET VALUE OF MY SHARES AS OF A RECENT DATE?

    On Friday, February 2, 2001, the last full day of trading before the execution of the merger agreement, the last sale price of Uproar common stock reported was $1.7188 per share on Nasdaq. On Thursday, February 15, 2001, the last full day of trading before the commencement of the Offer, the closing price of Uproar common stock reported was $3.00 per share on Nasdaq. We encourage you to obtain a recent quotation for shares of Uproar common stock in deciding whether to tender your shares. See Section 6.

WILL I HAVE APPRAISAL RIGHTS?

    No appraisal rights are available in connection with the offer. However, if the merger is consummated, holders of shares that were not accepted for payment and paid for by us in the offer will have certain rights pursuant to the provisions of Section 262 of the Delaware General Corporation Law, or DGCL, to dissent and demand appraisal of their shares. Under Section 262 of the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their shares (exclusive of any element of value arising from the accomplishment or expectation of the merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the shares could be based upon factors other than, or in addition to, the price per share to be paid in the merger or the market value of the shares. The value so determined could be more or less than the price per share to be paid in the merger. See Section 17 and Schedule II to this Offer to Purchase for a more full discussion and the complete text of Section 262 of the DGCL.

WHAT ARE THE UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF TENDERING SHARES?

    The receipt of cash for shares pursuant to the offer or the merger will be a taxable transaction for United States federal income tax purposes and possibly for state, local and foreign income tax purposes as well. In general, a stockholder who sells shares pursuant to the offer or receives cash in exchange for shares pursuant to the merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the shares sold pursuant to the offer or exchanged for cash pursuant to the merger. If the shares sold or exchanged constitute capital assets in the hands of the stockholder, such gain or loss will be capital gain or loss. In general, capital gains recognized by an individual will be subject to a maximum United States federal income tax rate of 20% if the shares were held for more than one year, and if held for one year or less they will be subject to tax at ordinary income tax rates. See Section 5.

    Stockholders are urged to consult their own tax advisors as to the particular tax consequences to them of the Offer and the Merger, including the effect of United States state and local tax laws or foreign tax laws.

WHO SHOULD I CALL IF I HAVE QUESTIONS ABOUT THE TENDER OFFER?

    You may call Georgeson Shareholder Communications Inc. at (800) 223-2064 (toll free). Georgeson Shareholder Communications Inc. is acting as the information agent for our tender offer. See the back cover of this Offer to Purchase.

    You may also call Goldman, Sachs & Co. at (212) 902-1000. Goldman, Sachs & Co. is acting as the Dealer Manager for our tender offer. See the back cover of the Offer to Purchase.

    To the Holders of Shares of Common Stock of Uproar Inc.:

                                  INTRODUCTION

    Flipside Acquisition Corporation (the "Purchaser"), a Delaware corporation and wholly owned subsidiary of Flipside, Inc. ("Flipside"), a Delaware corporation, hereby offers to purchase all outstanding shares of common stock, $.001 par value (the "Common Stock"), of Uproar Inc., a Delaware corporation ("Uproar") (the shares of Common Stock are referred to as the "Shares"), at a price of $3.00 per Share, net to the seller in cash (the "Offer Price"), upon the terms and subject to the conditions set forth in this Offer to Purchase and in the related Letter of Transmittal (which, together with any amendments or supplements hereto or thereto, collectively constitute the "Offer").

    The Offer is being made pursuant to the Agreement and Plan of Merger dated as of February 5, 2001 (the "Merger Agreement") among Uproar, Flipside and the Purchaser. The Merger Agreement provides that the Purchaser will be merged with and into Uproar (the "Merger") with Uproar continuing as the surviving corporation (the "Surviving Corporation") and a wholly owned subsidiary of Flipside. Pursuant to the Merger Agreement, at the effective time of the Merger (the "Effective Time"), each Share outstanding immediately prior to the Effective Time (other than Shares owned by Uproar or Flipside or any of their respective subsidiaries, all of which will be cancelled, and Shares held by Uproar stockholders who perfect appraisal rights) will be converted into the right to receive $3.00 or any greater per Share price paid in the Offer in cash, without interest (the "Merger Consideration"). The Merger Agreement is more fully described in Section 11, which also contains a discussion of the treatment of stock options and restricted stock.

    Tendering stockholders who are record owners of their Shares and tender directly to the Depositary (as defined below) will not be obligated to pay brokerage fees or commissions or, except as otherwise provided in Instruction 6 of the Letter of Transmittal, stock transfer taxes with respect to the purchase of Shares by the Purchaser pursuant to the Offer. Stockholders who hold their Shares through a broker or bank should consult such institution as to whether it charges any service fees. The Purchaser will pay all charges and expenses of Mellon Investor Services LLC, as depositary (the "Depositary"), and all charges and expenses of Georgeson Shareholder Communications Inc. as information agent (the "Information Agent"), incurred in connection with the Offer. See
Section 18.

    The Board of Directors of Uproar (the "Uproar Board") unanimously
(1) determined that the terms of the Offer and the Merger are advisable, fair to, and in the best interests of Uproar and its stockholders, (2) authorized and approved the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, and (3) recommends that Uproar's stockholders accept the Offer and tender their shares pursuant to the Offer and approve and adopt the Merger Agreement.

    Salomon Smith Barney Inc., ("Salomon Smith Barney") Uproar's financial advisor, has delivered to the Uproar Board a written opinion dated February 5, 2001, to the effect that, as of such date and based on and subject to the matters stated in such opinion, the $3.00 per share cash consideration to be received by holders of Shares (other than Flipside and its affiliates) in the Offer and Merger was fair, from a financial point of view to such holders. The full text of Salomon Smith Barney's written opinion, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is included as an exhibit to Uproar's Solicitation/ Recommendation Statement on Schedule 14D-9 (the "Schedule 14D-9") under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which is being mailed to stockholders concurrently herewith. Holders of Shares are urged to read the full text of such opinion carefully in its entirety.

    This Offer to Purchase should be read together with the Solicitation/Recommendation Statement on Schedule 14D-9 referred to above and is caused to be issued by Uproar to its securityholders.

    The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not withdrawn prior to the expiration date of the Offer at least 27,966,590 Shares (the "Minimum Condition"). The Offer is also subject to the satisfaction of certain other conditions. See Section 15.

    Uproar has advised the Purchaser that, on February 2, 2001, 46,112,442 Shares were issued and outstanding and 9,820,733 Shares were issuable upon exercise or conversion of stock options. Immediately prior to the commencement of the Offer, Flipside and its subsidiaries owned no Shares.

    In connection with the Merger Agreement, certain stockholders of the Company (the "Significant Stockholders") consisting of certain of its directors, executive officers and certain of their affiliates, owning in the aggregate approximately 27% of the issued and outstanding Shares, have entered into Tender and Stockholder Support Agreements, each dated as of February 5, 2001 (the "Tender Agreements") with Flipside and the Purchaser pursuant to which the Significant Stockholders have (i) agreed to tender and sell their Shares to the Purchaser pursuant to the Offer and (ii) agreed to vote such Shares in favor of the Merger and Merger Agreement and against any acquisition proposal other than the Merger.

    The Merger Agreement provides that upon the purchase of the Shares pursuant to the Offer, the Purchaser is entitled to designate such number of directors, rounded up to the next whole number, as will give the Purchaser representation on Uproar's board of directors equal to the product of (i) the number of authorized directors on Uproar's board of directors (giving effect to the directors elected pursuant to this provision) and (ii) the percentage that the number of Shares purchased by the Purchaser or any of its affiliates bears to the aggregate number of Shares outstanding (the "Percentage"), and Uproar will, upon the request by the Purchaser, promptly secure the resignations of the number of directors as is necessary to enable the Purchaser's designees to be elected to Uproar's board of directors and will cause the Purchaser's designees to be so elected. Notwithstanding the foregoing, the parties to the Merger Agreement will use their respective reasonable best efforts to ensure that at least two of the current members of the Uproar Board will at all times prior to the Effective Time remain directors of Uproar.

    The Merger is subject to the satisfaction or waiver of certain conditions, including, if required, the approval and adoption of the Merger Agreement by the affirmative vote of the holders of a majority of the outstanding Shares. If the Minimum Condition is satisfied, the Purchaser would have sufficient voting power to approve the Merger without the affirmative vote of any other stockholder of Uproar. Uproar has also granted Flipside an irrevocable option, exercisable in whole if the Minimum Condition is met and Flipside accepts for payment pursuant to the Offer more than 80% of the Shares of Uproar then outstanding but less than 90% of the Shares of Uproar then outstanding, to purchase additional Shares equal to an amount that, when added to the Shares already owned by Flipside at the time the option is exercised, will constitute one Share more than 90% of the Shares then outstanding, at a price per share equal to $3.00 net per Share. In addition, Uproar has agreed, if required, to cause a meeting of its stockholders to be held as promptly as practicable following consummation of the Offer for the purpose of considering and taking action upon the approval and adoption of the Merger Agreement. The Purchaser has agreed to vote all Shares it acquires in favor of the approval and adoption of the Merger Agreement. See Section 11.

    This Offer to Purchase and the related Letter of Transmittal contain important information that should be read carefully before any decision is made with respect to the Offer.

                                THE TENDER OFFER

1.  TERMS OF THE OFFER.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of such extension or amendment), the Purchaser will accept for payment and pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn as described under "withdrawal rights" below. The term "Expiration Date" means 11:59 p.m., New York City time, on Friday, March 16, 2001, unless the Purchaser, in accordance with the Merger Agreement, extends the period during which the Offer is open, in which event the term "Expiration Date" means the latest time and date on which the Offer, as so extended, expires.

    The Offer is conditioned upon the satisfaction of the Minimum Condition, the conditions related to United States antitrust and competition laws and the other conditions set forth in Section 15. Subject to the provisions of the Merger Agreement, the Purchaser may waive any or all of the conditions to its obligation to purchase Shares pursuant to the Offer (other than the Minimum Condition). If by the initial Expiration Date or any subsequent Expiration Date any or all of the conditions to the Offer have not been satisfied or waived, subject to the provisions of the Merger Agreement, the Purchaser may elect to
(i) terminate the Offer and return all tendered Shares to tendering stockholders, (ii) waive all of the unsatisfied conditions (other than the Minimum Condition and conditions related to United States antitrust and competition laws) and, subject to any required extension, purchase all Shares validly tendered by the Expiration Date and not properly withdrawn or
(iii) extend the Offer, provided that such extension may not be beyond the sixtieth business day after the date of the Merger Agreement. In addition, Uproar has granted Purchaser an irrevocable option, exercisable in whole if Flipside owns beneficially at least 80% of the Shares outstanding after the purchase of and payment for Shares pursuant to the Offer, to purchase up to that number of newly issued shares of Uproar Common Stock equal to the number of shares of Common Stock that, when added to the number of Shares already owned by Flipside at the time the option is exercised, will constitute one share more than 90% of the shares of Common Stock then outstanding, at a price of $3.00 per share.

    The Purchaser will not, without the prior written consent of Uproar,
(i) waive the Minimum Condition, (ii) reduce the number of Shares subject to the Offer, (iii) reduce the price per Share to be paid pursuant to the Offer,
(iv) except as set forth below, extend the Offer, (v) change the form of consideration payable in the Offer, (vi) except as set forth herein, amend or modify any term or condition of the Offer in any manner adverse to the holders of Shares or (vii) impose additional conditions to the Offer other than such conditions required by applicable law.

    Subject to the terms of the Merger Agreement, the Purchaser may, without the consent of Uproar, (i) extend the expiration date of the Offer for one or more periods of up to ten additional business days each (but in no event shall Purchaser be permitted to extend the expiration date of the Offer beyond the sixtieth business day after the date of the Merger Agreement), (ii) provide for one or more subsequent offering periods in accordance with Rule 14d-11 under the Exchange Act, if the number of Shares that have been validly tendered and not withdrawn represent less than 90% of the issued and outstanding Shares and Purchaser shall accept and promptly pay for all Shares validly tendered and not withdrawn; provided, however, that no such subsequent offering periods shall exceed, in the aggregate, twenty business days, (iii) extend the Offer for any period required by any rule, regulation or interpretation of the Securities and Exchange Commission (the "SEC") or its staff applicable to the Offer or
(iv) extend the Offer for one or more periods of up to ten additional business days due to the failure to satisfy the condition to the Offer relating to the expiration or termination of the waiting period under the HSR Act.

    Subject to the applicable rules and regulations of the SEC and the provisions of the Merger Agreement, the Purchaser expressly reserves the right, in its sole discretion, at any time or from time to time, (i) to terminate the Offer if any of the conditions set forth in Section 15 have not been satisfied and (ii) to waive any condition to the Offer (other than the Minimum Condition) or otherwise amend the Offer in any respect, in each case by giving oral or written notice of such extension, termination, waiver or amendment to the Depositary and by making a public announcement thereof. If the Purchaser accepts for payment any Shares pursuant to the Offer, it will accept for payment all Shares validly tendered prior to the Expiration Date and not properly withdrawn, and will promptly pay for all Shares so accepted for payment.

    The rights reserved by the Purchaser by the preceding paragraph are in addition to the Purchaser's rights pursuant to Section 15. Any extension, delay, termination, waiver or amendment will be followed as promptly as practicable by public announcement thereof, such announcement in the case of an extension to be made no later than 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date, in accordance with the public announcement requirements of Rule 14e-1(d) under the Exchange Act. Subject to applicable law (including Rules 14d-4(d) and 14d-6(c) under the Exchange Act, which require that material changes be promptly disseminated to stockholders in a manner reasonably designed to inform them of such changes) and without limiting the manner in which the Purchaser may choose to make any public announcement, the Purchaser will have no obligation to publish, advertise or otherwise communicate any such public announcement other than by issuing a press release to the Dow Jones News Service.

    If the Purchaser extends the Offer or if the Purchaser is delayed in its acceptance for payment of or payment for Shares or it is unable to pay for Shares pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may retain tendered Shares on behalf of the Purchaser, and such Shares may not be withdrawn except to the extent tendering stockholders are entitled to withdrawal rights as described herein under Section 4. However, the ability of the Purchaser to delay the payment for Shares that the Purchaser has accepted for payment is limited by
(i) Rule 14e-1(c) under the Exchange Act, which requires that a bidder pay the consideration offered or return the securities deposited by or on behalf of stockholders promptly after the termination or withdrawal of such bidder's offer and (ii) the terms of the Merger Agreement, which require that the Purchaser pay for Shares that are tendered pursuant to the Offer as soon as practicable after the Offer.

    If the Purchaser makes a material change in the terms of the Offer or the information concerning the Offer, or if it waives a material condition of the Offer, the Purchaser will disseminate additional tender offer materials and extend the Offer to the extent required by Rules 14d-4(d), 14d-6(c) and 14e-1 under the Exchange Act. The minimum period during which an offer must remain open following material changes in the terms of the Offer, other than a change in price, percentage of securities sought or inclusion of or changes to a dealer's soliciting fee, will depend upon the facts and circumstances, including the materiality, of the changes. In the SEC's view, an offer should remain open for a minimum of five business days from the date the material change is first published, sent or given to stockholders and, if material changes are made with respect to information that approaches the significance of price and share levels, a minimum of ten business days may be required to allow for adequate dissemination to stockholders. Accordingly, if, prior to the Expiration Date, the Purchaser increases the consideration offered pursuant to the Offer, and if the Offer is scheduled to expire at any time earlier than the tenth business day from the date that notice of such increase or decrease is first published, sent or given to stockholders, the Offer will be extended at least until the expiration of such tenth business day.

    Uproar has provided the Purchaser with Uproar's stockholder list and security position listings for the purpose of disseminating the Offer to holders of Shares. This Offer to Purchase and the related Letter of Transmittal will be mailed to record holders of Shares whose names appear on Uproar's stockholder list and will be furnished, for subsequent transmittal to beneficial owners of Shares, to brokers, dealers, commercial banks, trust companies and similar persons whose names, or the names of whose nominees, appear on the stockholder list or, if applicable, who are listed as participants in a clearing agency's security position listing.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR SHARES.

    Upon the terms and subject to the conditions of the Offer (including, if the Offer is extended or amended, the terms and conditions of any such extension or amendment) and the satisfaction or earlier waiver of all the conditions to the Offer set forth in Section 15, the Purchaser will accept for payment and will pay for all Shares validly tendered prior to the Expiration Date and not properly withdrawn pursuant to the Offer as soon as it is permitted to do so under applicable law. Subject to the Merger Agreement and compliance with Rule 14e-1(c) under the Exchange Act, the Purchaser expressly reserves the right to delay payment for Shares in order to comply in whole or in part with any applicable law. See Section 16.

    In all cases, payment for Shares accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of (1) the certificates evidencing such Shares (the "Share Certificates") or timely confirmation of a book-entry transfer (a "Book-Entry Transfer Confirmation") of such Shares into the Depositary's account at the Depository Trust Company (the "Book-Entry Transfer Facility") pursuant to the procedures set forth in Section 3, (2) the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees or an Agent's Message (as defined below) in connection with a book-entry transfer and (3) any other documents required by the Letter of Transmittal.

    The term "Agent's Message" means a message transmitted by the Book-Entry Transfer Facility to and received by the Depositary and forming part of a Book-Entry Confirmation, which states that the Book-Entry Transfer Facility has received an express acknowledgment from the participant in the Book-Entry Transfer Facility tendering Shares that such participant has received and agrees to be bound by the terms of the Letter of Transmittal and that the Purchaser may enforce such agreement against such participant.

    For purposes of the Offer, the Purchaser will be deemed to have accepted for payment, and thereby purchased, Shares validly tendered and not properly withdrawn as, if and when the Purchaser gives oral or written notice to the Depositary of the Purchaser's acceptance for payment of such Shares pursuant to the Offer. Upon the terms and subject to the conditions of the Offer, payment for Shares accepted for payment pursuant to the Offer will be made by deposit of the Offer Price therefor with the Depositary, which will act as agent for tendering stockholders for the purpose of receiving payments from the Purchaser and transmitting such payments to tendering stockholders whose Shares have been accepted for payment. If, for any reason whatsoever, acceptance for payment of any Shares tendered pursuant to the Offer is delayed, or the Purchaser is unable to accept for payment Shares tendered pursuant to the Offer, then, without prejudice to the Purchaser's rights under Section 1 hereof, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn, except to the extent that the tendering stockholders are entitled to withdrawal rights as described in Section 4 and as otherwise required by Rule 14e-1(c) under the Exchange Act. Under no circumstances will interest on the Offer Price for Shares be paid, regardless of any delay in making such payment.

    If any tendered Shares are not accepted for payment for any reason pursuant to the terms and conditions of the Offer, or if Share Certificates are submitted evidencing more Shares than are tendered, Share Certificates evidencing unpurchased or untendered Shares will be returned, without expense to the tendering stockholder (or, in the case of Shares tendered by book-entry transfer in the Depositary's account at the Book-Entry Transfer Facility pursuant to the procedures set forth in Section 3, such Shares will be credited to an account maintained at the Book-Entry Transfer Facility), as promptly as practicable following the expiration or termination of the Offer.

    The Purchaser reserves the right to transfer or assign, in whole or from time to time in part, to one or more of its affiliates, the right to purchase all or any portion of the Shares tendered pursuant to the Offer, but any such transaction or assignment will not relieve the Purchaser of its obligations under the Offer and will in no way prejudice the rights of tendering stockholders to receive payment for Shares validly tendered and accepted for payment pursuant to the Offer

3.  PROCEDURES FOR ACCEPTING THE OFFER AND TENDERING SHARES.

    VALID TENDERS. In order for a stockholder validly to tender Shares pursuant to the Offer, the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry delivery of the Shares, and any other documents required by the Letter of Transmittal must be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date and either (1) the Share Certificates evidencing tendered Shares must be received by the Depositary at such address or such Shares must be tendered pursuant to the procedure for book-entry transfer described below and a Book-Entry Confirmation must be received by the Depositary, in each case on or prior to the Expiration Date, or
(2) the guaranteed delivery procedures described below must be complied with. If Share Certificates are forwarded separately to the Depositary, a properly completed and duly executed Letter of Transmittal must accompany each such delivery.

    The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, including delivery through the Book-Entry Transfer Facility, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary (including, in the case of book-entry transfer, by Book-Entry Confirmation). If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    BOOK-ENTRY TRANSFER. The Depositary will make a request to establish accounts with respect to the Shares at the Book-Entry Transfer Facility for purposes of the Offer within two business days after the date of this Offer to Purchase. Any financial institution that is a participant in the system of the Book-Entry Transfer Facility may make book-entry delivery of Shares by causing the Book-Entry Transfer Facility to transfer such Shares into the Depositary's account at the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures for such transfer. However, although delivery of Shares may be effected through book-entry transfer at the Book-Entry Transfer Facility, the Letter of Transmittal, properly completed and duly executed, together with any required signature guarantees, or an Agent's Message in connection with a book-entry transfer, and any other documents required by the Letter of Transmittal, must in any case be received by the Depositary at its address set forth on the back cover of this Offer to Purchase on or prior to the Expiration Date, or the guaranteed delivery procedures described below must be complied with.

    Delivery of documents to the Book-Entry Transfer Facility in accordance with the Book-Entry Transfer Facility's procedures does not constitute delivery to the Depositary.

    SIGNATURE GUARANTEES. No signature guarantee is required on the Letter of Transmittal (1) if the Letter of Transmittal is signed by the registered holder of the Shares tendered therewith, unless such holder has completed either the box entitled "Special Delivery Instructions" or the box entitled "Special Payment Instructions" on the Letter of Transmittal or (2) if the Shares are tendered for the account of a firm that is participating in the Security Transfer Agents Medallion Program, the New York Stock Exchange Medallion Signature Guarantee Program or the Stock Exchange Medallion Program (each an "Eligible Institution" and collectively "Eligible Institutions"). In all other cases, all signatures on a Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 of the Letter of Transmittal. If a Share Certificate is registered in the name of a person or persons other than the signer of the Letter of Transmittal, or if payment is to be made or delivered to, or a Share Certificate not accepted for payment or not tendered is to be issued, in the name of a person other than the registered holder(s), then the Share Certificate must be endorsed or accompanied by appropriate duly executed stock powers, in either case signed exactly as the name(s) of the registered holder(s) appear on the Share Certificate, with the signature(s) on such Share Certificate or stock powers guaranteed by an Eligible Institution as provided in the Letter of Transmittal. See Instructions 1 and 5 of the Letter of Transmittal.

    GUARANTEED DELIVERY. If a stockholder desires to tender Shares pursuant to the Offer and the Share Certificates evidencing such stockholder's Shares are not immediately available or such stockholder cannot deliver the Share Certificates and all other required documents to the Depositary prior to the Expiration Date, such Shares may nevertheless be tendered; provided that all of the following conditions are satisfied:

        (1) such tender is made by or through an Eligible Institution;

        (2) a properly completed and duly executed Notice of Guaranteed Delivery, substantially in the form made available by the Purchaser, is received prior to the Expiration Date by the Depositary as provided below; and

        (3) the Share Certificates evidencing all tendered Shares, in proper form for transfer, in each case together with the Letter of Transmittal (or a facsimile thereof), properly completed and duly executed, with any required signature guarantees, and any other documents required by the Letter of Transmittal are received by the Depositary within three New York Stock Exchange trading days after the date of execution of such Notice of Guaranteed Delivery.

    The Notice of Guaranteed Delivery may be delivered by hand or transmitted by facsimile transmission or mailed to the Depositary and must include a guarantee by an Eligible Institution and a representation that the stockholder owns the Shares tendered within the meaning of, and that the tendered Shares effected thereby comply with, Rule 14e-4 under the Exchange Act, each in the form set forth in the form of Notice of Guaranteed Delivery made available by the Purchaser.

    In all cases, Shares will not be deemed validly tendered unless a properly completed and duly executed Letter of Transmittal (or a facsimile thereof) is received by the Depositary.

    The method of delivery of Share Certificates, the Letter of Transmittal and all other required documents, is at the option and risk of the tendering stockholder, and the delivery will be deemed made only when actually received by the Depositary. If delivery is by mail, registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

    DETERMINATION OF VALIDITY. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of Shares will be determined by the Purchaser in its sole discretion, which determination shall be final and binding on all parties. The Purchaser reserves the absolute right to reject any and all tenders determined by it not to be in proper form or the acceptance for payment of which may, in the opinion of its counsel, be unlawful. The Purchaser also reserves the absolute right to waive any defect or irregularity in the tender of any Shares of any particular stockholder, whether or not similar defects or irregularities are waived in the case of other stockholders. No tender of Shares will be deemed to have been validly made until all defects and irregularities have been cured or waived to the satisfaction of the Purchaser. None of the Purchaser, Flipside, or any of their affiliates or assigns, the Depositary, the Information Agent, the Dealer Manager or any other person will be under any duty to give notification of any defects or irregularities in tenders or incur any liability for failure to give any such notification. The Purchaser's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal and the instructions thereto) will be final and binding.

    APPOINTMENT OF PROXY. By executing the Letter of Transmittal or Agent's Message as set forth above, a tendering stockholder irrevocably appoints designees of the Purchaser as such stockholder's proxies, each with full power of substitution, in the manner set forth in the Letter of Transmittal, to the full extent of such stockholder's rights with respect to the Shares tendered by such stockholder and accepted for payment by the Purchaser (including, with respect to any and all other Shares or other securities issued or issuable in respect of such Shares on or after the date of this Offer to Purchase). All such proxies shall be considered coupled with an interest in the tendered Shares. Such appointment will be effective when, and only to the extent that, the Purchaser accepts such Shares for payment. Upon such acceptance for payment, all prior proxies given by such stockholder with respect to such Shares (and such other Shares and securities) will be revoked without further action, and no subsequent proxies may be given nor any subsequent written consent executed by such stockholder (and, if given or executed, will not be deemed to be effective) with respect thereto. The designees of the Purchaser will, with respect to the Shares for which the appointment is effective, be empowered to exercise all voting and other rights of such stockholder as they in their sole discretion may deem proper at any annual or special meeting of Uproar's stockholders or any adjournment or postponement thereof, by written consent in lieu of any such meeting or otherwise. The Purchaser reserves the right to require that, in order for Shares to be deemed validly tendered, immediately upon the payment for such Shares, the Purchaser must be able to exercise full voting rights with respect to such Shares.

    OTHER REQUIREMENTS. The tender of Shares pursuant to any one of the procedures described above will constitute the tendering stockholder's acceptance of the Offer, as well as the tendering stockholder's representation and warranty that such stockholder has the full power and authority to tender and assign the Shares tendered and that the tender of Shares complies with Rule 14(e)-4(a)(4) under the Exchange Act, as specified in the Letter of Transmittal. The Purchaser's acceptance for payment of Shares tendered pursuant to the Offer will constitute a binding agreement between the tendering stockholder and the Purchaser upon the terms and subject to the conditions of the Offer.

    BACKUP WITHHOLDING. Under the "backup withholding" provisions of United States federal income tax law, the Depositary may be required to withhold 31% of the amount of any cash payments pursuant to the Offer. In order to prevent backup federal income tax withholding with respect to such payments to certain stockholders pursuant to the Offer, each such stockholder must provide the Depositary with such stockholder's correct taxpayer identification number ("TIN") and certify that such stockholder is not subject to backup withholding by completing the Substitute Form W-9 in the Letter of Transmittal. Certain stockholders (including, among others, all corporations and certain foreign individuals and entities) are not subject to backup withholding. If a stockholder does not provide its correct TIN or fails to provide the certifications described above, the Internal Revenue Service may impose a penalty on the stockholder and payment of cash to the stockholder pursuant to the Offer may be subject to backup withholding. All stockholders surrendering Shares pursuant to the Offer should complete and sign the Substitute Form W-9 included in the Letter of Transmittal to provide the information necessary to avoid backup withholding. Non-corporate foreign stockholders should complete and sign the appropriate Form W-8 (a copy of which may be obtained from the Depositary) in order to avoid backup withholding. See Instruction 8 of the Letter of Transmittal.

4.  WITHDRAWAL RIGHTS.

    Tenders of Shares made pursuant to the Offer may be withdrawn at any time prior to the Expiration Date. Thereafter, such tenders are irrevocable except that they may be withdrawn at any time after Monday, April 16, 2001. If all of the conditions to the Offer have been met, the Purchaser must pay for all Shares already tendered and immediately accept and pay for all Shares tendered and not withdrawn during any subsequent offering period, and there will be no withdrawal rights during the subsequent offering period.

    For a withdrawal to be effective, a written, telegraphic or facsimile transmission notice of withdrawal must be timely received by the Depositary at one of its addresses set forth on the back cover page of this Offer to Purchase. Any such notice of withdrawal must specify the name, address and TIN of the person who tendered the Shares to be withdrawn, the number of Shares to be withdrawn and the name of the registered holder of such Shares, if different from that of the person who tendered such Shares. If Share Certificates evidencing Shares to be withdrawn have been delivered or otherwise identified to the Depositary, then, prior to the physical release of such Share Certificates, the serial numbers shown on such Share Certificates must be submitted to the Depositary and the signature(s) on the notice of withdrawal must be guaranteed by an Eligible Institution, unless such Shares have been tendered for the account of an Eligible Institution.

    If the Purchaser extends the Offer, is delayed in its acceptance for payment of Shares or is unable to accept Shares for payment pursuant to the Offer for any reason, then, without prejudice to the Purchaser's rights under the Offer, the Depositary may, nevertheless, on behalf of the Purchaser, retain tendered Shares, and such Shares may not be withdrawn except to the extent that tendering stockholders are entitled to withdrawal rights as described herein.

    All questions as to the form and validity (including time of receipt) of any notice of withdrawal will be determined by the Purchaser, in its sole discretion, whose determination will be final and binding. None of the Purchaser, Flipside, or any of their affiliates or assigns, the Depositary, the Information Agent or any other person will be under duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

    Withdrawals of Shares may not be rescinded. Any Shares properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of the Offer. However, withdrawn Shares may be re-tendered at any time prior to the Expiration Date by following one of the procedures described in Section 3 hereof.

5.  CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES.

    The following is a summary of certain United States federal income tax consequences of the Offer and the Merger to stockholders of Uproar whose Shares are tendered and accepted for payment pursuant to the Offer or whose Shares are converted into the right to receive cash in the Merger. The discussion is for general information only and does not purport to consider all aspects of United States federal income taxation that might be relevant to stockholders of Uproar. The discussion is based on current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), existing, proposed and temporary regulations promulgated thereunder and administrative and judicial interpretations thereof, all of which are subject to change, possibly with a retroactive effect. The discussion applies only to stockholders of Uproar in whose hands Shares are capital assets within the meaning of Section 1221 of the Code. This discussion does not apply to Shares received pursuant to the exercise of employee stock options or otherwise as compensation, or to certain types of stockholders (such as insurance companies, tax-exempt organizations, financial institutions and broker-dealers) who may be subject to special rules. This discussion does not discuss the United States federal income tax consequences to any stockholder of Uproar who, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or a foreign estate or trust, nor does it consider the effect of any foreign, state or local tax laws.

    Because individual circumstances may differ, each stockholder should consult his or her own tax advisor to determine the applicability of the rules discussed below and the particular tax effects of the Offer and the Merger on a beneficial holder of Shares, including the application and effect of the alternative minimum tax, and any state, local and foreign tax laws and of changes in such laws.

    The exchange of Shares for cash pursuant to the Offer or the Merger will be a taxable transaction for United States federal income tax purposes. In general, a stockholder who sells Shares pursuant to the Offer or receives cash in exchange for Shares pursuant to the Merger will recognize gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the stockholder's adjusted tax basis in the Shares sold pursuant to the Offer or exchanged for cash pursuant to the Merger. Gain or loss will be determined separately for each block of Shares (i.e., Shares acquired at the same cost in a single transaction) tendered pursuant to the Offer or exchanged for cash pursuant to the Merger. Such gain or loss will be long-term capital gain or loss provided that a stockholder's holding period for such Shares is more than one year at the time of consummation of the Offer or the Merger, as the case may be. Capital gains recognized by an individual upon a disposition of a Share that has been held for more than one year generally will be subject to a maximum United States federal income tax rate of 20% or, in the case of a Share that has been held for one year or less, will be subject to tax at ordinary income tax rates. Certain limitations apply to the use of a stockholder's capital losses.

    A stockholder whose Shares are purchased in the Offer or exchanged pursuant to the Merger may be subject to backup withholding at the rate of 31% unless certain information is provided to the Depositary (or to the paying agent if the Shares are exchanged pursuant to the Merger) or an exemption applies. Any amounts required to be withheld under the backup withholding rules are not an additional tax and may be refunded or credited against a stockholder's federal income tax liability if the required information is furnished to the Internal Revenue Service. See Section 3 for a discussion of the backup withholding rules in connection with the Offer.

6.  PRICE RANGE OF SHARES.

    The Shares trade on The Nasdaq National Market ("Nasdaq") under the symbol "UPRO." The following table sets forth, for the periods indicated, the high and low sale prices per Share for the periods indicated. Share prices are as reported on the Nasdaq based on published financial sources.

                                                                     COMMON STOCK
                                                             -----------------------------
                                                                HIGH               LOW
                                                             -----------       -----------
FISCAL YEAR 2000:
First Quarter (commencing on March 17, 2000)...............  $35               $16 1/2
Second Quarter.............................................   26                 6 3/8
Third Quarter..............................................    7 3/4             3 3/4
Fourth Quarter.............................................    4 1/8              3/4

FISCAL YEAR 2001:
First Quarter (through February 8, 2001)...................    3                  3/4

    On February 2, 2001, the last full day of trading before the public announcement of the execution of the Merger Agreement, the closing price of the Shares on Nasdaq was $1.7188 per Share. On February 15, 2001, the last full day of trading before the commencement of the Offer, the closing price of the Shares on Nasdaq was $3.00 per Share. Stockholders are urged to obtain a current market quotation for the Shares.

7.  CERTAIN INFORMATION CONCERNING UPROAR.

    The information concerning Uproar contained in this Offer to Purchase, including, without limitation, financial information, information concerning the background of the transactions contemplated by the Merger Agreement and the recommendation of the Uproar Board, has been furnished by Uproar or its representatives or taken from or based upon publicly available reports on file with the SEC and other public sources. The summary information set forth below is qualified in its entirety by reference to such publicly available information (which may be obtained and inspected as described below) and should be considered in conjunction with the more comprehensive financial and other information in such reports and other publicly available information. Although Flipside and the Purchaser do not have any knowledge that would indicate that any statements contained herein based upon such information is untrue, neither Flipside nor the Purchaser assumes any responsibility for the accuracy or completeness of such information, or for any failure by Uproar to disclose events that may have occurred and may affect the significance or accuracy of any such information but which are unknown to Flipside or the Purchaser.

    GENERAL. Uproar is a Delaware corporation with its principal offices located at 240 West 35th Street, New York, New York 10001. The telephone number of Uproar is (212) 714-9500. According to Uproar's Registration Statement on Form S-4, as amended, filed with the SEC on September 15, 2000, Uproar is a leading online entertainment destination. Through its network of Web sites, Uproar provides online game shows and interactive single and multi-player games that appeal to a broad audience. Uproar derives substantially all of its revenues from the sale of advertising on its network of Web sites.

    AVAILABLE INFORMATION. The Shares are registered under the Exchange Act. Accordingly, Uproar is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, is required to file periodic reports, proxy statements and other information with the SEC relating to its business, financial condition and other matters. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Uproar's filings are also available to the public on the SEC's Internet site (http://WWW.SEC.GOV/). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

    SUMMARY UNAUDITED FINANCIAL INFORMATION. Set forth below is certain summary consolidated financial information for each of Uproar's last two fiscal years as contained in Uproar's Registration Statement on Form S-1, as amended, filed with the SEC on March 16, 2000, as well as unaudited financial information for the nine months ended September 30, 2000 as contained in Uproar's Quarterly Report on Form 10-Q filed with the SEC on November 14, 2000. More comprehensive financial information is included in the referenced filings (including management's discussion and analysis of financial condition and results of operation) and other documents filed by Uproar with the SEC, and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information and notes contained therein. Copies of such reports and other documents may be examined at or obtained from the SEC in the manner set forth above.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION

                                                                                 NINE MONTHS ENDED
                                                    YEAR ENDED     YEAR ENDED      SEPTEMBER 30,
                                                   DECEMBER 31,   DECEMBER 31,         2000
                                                       1998           1999          (UNAUDITED)
                                                   ------------   ------------   -----------------
STATEMENT OF OPERATING DATA:
  Revenues.......................................  $ 1,632,969    $ 10,391,527      $ 21,220,325
  Loss from operations...........................   (6,084,782)    (38,914,325)      (37,386,415)
  Net loss attributable to common stockholders...   (5,830,650)    (38,724,641)      (34,431,348)
  Basic and diluted net loss per share...........        (0.40)          (1.77)            (1.26)
  Shares used in computing basic and diluted net
    loss per share...............................   14,697,112      21,909,456        27,346,453

CONSOLIDATED BALANCE SHEET DATA:
  Cash and cash equivalents......................  $ 7,035,645    $ 15,135,742      $ 13,188,553
  Total assets...................................    9,110,705      42,815,641       125,717,253
  Long-term obligations, less current portion....       15,134          51,681           161,543
  Total stockholders' equity.....................    7,726,662      37,204,306       114,941,250

    Except as otherwise stated in this Offer to Purchase, the information concerning Uproar contained herein has been taken from or is based upon reports and other documents on file with the SEC or otherwise publicly available. Although neither Flipside nor the Purchaser have any knowledge that would indicate that any statements contained herein based upon such reports and documents are untrue, neither Flipside nor the Purchaser takes any responsibility for the accuracy or completeness of the information contained in such reports and other documents or for any failure by Uproar to disclose events that may have occurred and may affect the significance or accuracy of any such information but that are unknown to Flipside or the Purchaser.

    CERTAIN PROJECTIONS. In connection with the Purchaser's review of the transactions contemplated by the Merger Agreement, Uproar provided the Purchaser with certain projected financial information concerning Uproar. Such information included, among other things, Uproar's projections of total revenue, net income and earnings per Share for Uproar for the fiscal year ending 2001. Set forth below is a summary of such projections. These projections should be read together with the financial statements of Uproar that can be obtained from the SEC as described above.

                                             YEAR ENDING DECEMBER 31, 2001
                                             -----------------------------
Total Revenue..............................          65,000,000
Loss Before Income Taxes...................         (49,440,021)
Net Income (Loss)..........................          (5,373,869)

    It is the understanding of Flipside and the Purchaser that the projections were not prepared with a view to public disclosure or compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants regarding projections or forecasts and are included herein only because such information was provided to Flipside and the Purchaser in connection with their evaluation of a business combination transaction. The projections do not purport to present operations in accordance with generally accepted accounting principles, and Uproar's independent auditors have not examined or compiled the projections presented herein and accordingly assume no responsibility for them. These forward-looking statements (as that term is defined in the Private Securities Litigation Reform Act of 1995) are subject to certain risks and uncertainties that could cause actual results to differ materially from the projections. Uproar has advised Flipside and the Purchaser that its internal financial forecasts (upon which the projections provided to Flipside and the

Purchaser were based in part) are, in general, prepared solely for internal use and capital budgeting and other management decisions and are subjective in many respects and thus susceptible to interpretations and periodic revision based on actual experience and business developments. The projections also reflect numerous assumptions (not all of which were provided to Flipside and the Purchaser), all made by management of Uproar, with respect to industry performance, general business, economic, market and financial conditions and other matters, including effective tax rates consistent with historical levels for Uproar, all of which are difficult to predict, many of which are beyond Uproar's control, and none of which is subject to approval by Flipside or the Purchaser.

    Accordingly, there can be no assurance that the assumptions made in preparing the projections will prove accurate. It is expected that there will be differences between actual and projected results, and actual results may be materially greater or less than those contained in the projections. The inclusion of the projections herein should not be regarded as an indication that any of Flipside, the Purchaser, Uproar or their respective affiliates or representatives considered or consider the projections to be a reliable prediction of future events, and the projections should not be relied upon as such. None of Flipside, the Purchaser, Uproar or any of their respective affiliates or representatives has made or makes any representation to any person regarding the ultimate performance of Uproar compared to the information contained in the projections, and none of them intends to update or otherwise revise the projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the projections are shown to be in error. The safe harbor for forward-looking statements provided for under the Private Securities Litigation Reform Act of 1995 does not apply to forward-looking statements that are made in connection with a tender offer, including the Offer.

8.  CERTAIN INFORMATION CONCERNING THE PURCHASER, FLIPSIDE AND VIVENDI
    UNIVERSAL.

    GENERAL. The Purchaser is a Delaware corporation with its principal offices located at 19840 Pioneer Avenue, Torrance, California 90503; all correspondence thereto should reference the General Counsel. The telephone number of the Purchaser is (310) 793-0600. The Purchaser is a wholly owned subsidiary of Flipside. The Purchaser was formed for the purpose of entering into a business combination transaction with Uproar and has not carried on any activities other than in connection with the merger with and into Uproar.

    Flipside is a Delaware corporation with its principal offices located at 2095 Rose Street, Berkeley, California 94709. The telephone number of Flipside is (510) 540-5535. Flipside is an indirect 82% subsidiary of Vivendi Universal, a company organized under the laws of France, and is an interactive online entertainment and incentives portal offering visitors free games and other opportunities to win points, which may be redeemed for prizes.

    Vivendi Universal has its principal executive offices located at 42, Avenue de Friedland, 75380 Paris Cedex 08, France. The telephone number of Vivendi Universal is (011) 33 (1) 71 71 10 00. Vivendi Universal is one of the world's leading media and communications companies, with assets including the world's largest recorded music company, one of the largest film libraries in the world and leading businesses in the telecommunications, television, publishing and Internet industries.

    The name, citizenship, business address, business phone number, principal occupation or employment and five-year employment history for each of the directors and executive officers of Vivendi Universal, Flipside and the Purchaser and certain other information are set forth in Schedule I hereto.

    Except as described in this Offer to Purchase, (1) none of Vivendi Universal, Flipside, the Purchaser nor, to the best knowledge of Vivendi Universal, Flipside and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase or any associate or majority-owned subsidiary of Vivendi Universal, Flipside or the Purchaser or any of the persons so listed beneficially owns or has any right to acquire, directly or indirectly, any Shares and (2) none of Vivendi Universal, Flipside, the Purchaser nor, to the best knowledge of Vivendi Universal, Flipside and the Purchaser, any of the persons or entities referred to above nor any director, executive officer or subsidiary of any of the foregoing has effected any transaction in the Shares during the past 60 days.

    Except as provided in the Merger Agreement and the Tender Agreements or as otherwise described in this Offer to Purchase, none of Vivendi Universal, Flipside, the Purchaser nor, to the best knowledge of Vivendi Universal, Flipside and the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, has any contract, arrangement, understanding or relationship with any other person with respect to any securities of Uproar, including, but not limited to, any contract, arrangement, understanding or relationship concerning the transfer or voting of such securities, finder's fees, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, guarantees of profits, division of profits or loss or the giving or withholding of proxies.

    Except as set forth in this Offer to Purchase, none of Flipside, the Purchaser nor, to the best knowledge of Flipside and the Purchaser, any of the persons listed on Schedule I hereto, has; during the past two years, had any business relationship or transaction with Uproar or any of its executive officers, directors or affiliates that is required to be reported under the rules and regulations of the SEC applicable to the Offer. Except as set forth in this Offer to Purchase, during the past two years, there have been no contracts, negotiations or transactions between Vivendi Universal, Flipside or any of their subsidiaries or, to the best knowledge of the Purchaser, any of the persons listed in Schedule I to this Offer to Purchase, on the one hand, and Uproar or its affiliates, on the other hand, concerning a merger, consolidation or acquisition, tender offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets. None of the persons listed in Schedule I has, during the past five years, been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors). None of the persons listed in Schedule I has, during the past five years, been a party to any judicial or administrative proceeding (except for matters that were dismissed without sanction of settlement) that resulted in a judgment, decree or final order enjoining the person from future violations of, or prohibiting activities subject to, federal or state securities laws, or a finding of any violation of federal or state securities laws.

    AVAILABLE INFORMATION. Pursuant to Rule 14d-3 under the Exchange Act, Flipside and the Purchaser filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), of which this Offer to Purchase forms a part, and exhibits to the Schedule TO. The Schedule TO and the exhibits thereto, can be inspected and copied at the public reference facilities maintained by the SEC at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the SEC's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Information regarding the public reference facilities may be obtained from the SEC by telephoning 1-800-SEC-0330. Flipside's filings are also available to the public on the SEC's Internet site (http://WWW.SEC.GOV/). Copies of such materials may also be obtained by mail from the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

9.  SOURCE AND AMOUNT OF FUNDS.

    The total amount of funds required by the Purchaser to purchase Shares pursuant to the Offer and the Merger is estimated to be approximately
$142 million plus reasonable and customary fees and expenses incurred in connection with the Offer and the Merger. The Offer and the Merger are not conditioned upon the Purchaser entering into any financing arrangements. Flipside has a commitment from Vivendi Universal to provide $140 million in the form of an intercompany loan, which Flipside will then provide to the Purchaser. These funds, together with Flipside's other financial resources, are sufficient to consummate the Merger.

10. BACKGROUND OF THE OFFER; PAST CONTACTS OR NEGOTIATIONS WITH UPROAR.

    In approximately November 1999, Kenneth D. Cron, Chief Executive Officer of Uproar, contacted Hubert Joly, Chairman of Flipside and Chief Executive Officer of Havas Interactive, Inc., a wholly-owned subsidiary of Vivendi Universal and an 82% owned parent of Flipside ("Havas"), to discuss the possibility of a strategic transaction. This discussion did not lead to any transaction between the two companies.

    Messrs. Cron and Joly again spoke regarding possible strategic relationships in April 2000. On or about May 16, 2000, Mr. Cron and two other officers of Uproar, Christopher Hassett and Francis D. Blot, met with Mr. Joly at the offices of Havas in Torrance, California to further discuss a possible strategic relationship between Uproar and Flipside.

    In October 2000, Uproar determined that it was interested in pursuing discussions with Flipside and Havas regarding a transaction in which Uproar would acquire Flipside and Havas would receive a minority stake in Uproar. On November 7, 2000, Messrs. Cron, Hasset and Blot, along with Frederick Krueger, a director of Uproar, met with Mr. Joly in Torrance, California to suggest this. Mr. Joly expressed interest in such a transaction, but requested time to consider the matter.

    In early December 2000, Mr. Joly contacted Mr. Cron to suggest an alternative transaction in which Flipside would acquire Uproar. Mr. Cron agreed that Uproar would consider Mr. Joly's idea. Following a meeting of Uproar's board of directors (the "Board") held on December 15, Mr. Cron informed
Mr. Joly that the Board had authorized Uproar's management to pursue discussions with Flipside and Havas, provided that Flipside and Havas: (i) were prepared to move forward quickly with negotiations; and (ii) submitted a non-binding letter to the Board specifying the terms of their proposal by January 5, 2001.

    On December 20, 2000, Uproar and Havas entered into the Confidentiality Agreement with respect to their negotiations.

    On January 5, 2001, Uproar received a letter from Havas and Flipside setting forth the initial terms of Flipside's acquisition proposal, including a price range of $2.75 to $3.25 per Share and requiring a 30-day exclusive negotiation period.

    The parties negotiated the terms of the exclusivity letter and agreed to exclusive negotiations until January 29, 2001. In a letter agreement, dated January 30, 2001, the parties extended this exclusivity period to February 5, 2001.

    During the week of January 8, 2001, representatives of Flipside and Uproar and their advisors met in New York and Los Angeles to negotiate the terms of the potential transaction. The meetings included extensive presentations by Uproar's management regarding Uproar's business. During the same week, Flipside and its advisors began their comprehensive due diligence review of Uproar and its subsidiaries, which continued until the execution of the Merger Agreement.

    After their initial due diligence review and upon extensive negotiations about price and related valuation matters, Flipside indicated that it would agree to a price of $3.00 per share if Messrs. Cron and Blot and Scott Kaufman, Robert D. Marafioti, Jeffrey L. Strief and Joel E. Wilhite agreed to continue their employment with the Surviving Corporation in their current capacities and if Messrs. Cron, Marafioti and Strief entered into employment agreements which included specific periods of employment. Such executives agreed to continue their employment, and Messrs. Cron, Marafioti and Strief agreed to enter into such agreements, described below in Section 11--"Employment Agreements".

    During January and the first week of February 2001, Uproar and its advisors continued discussions with Flipside and its advisors. The parties negotiated the terms of the transaction and prepared drafts of the Merger Agreement, Tender Agreements, Employment Agreements and Commitment Letter.

    At a meeting of the Board held on the afternoon of February 5, 2001, the Board considered the terms of Flipside's proposal, including the terms contained in the proposed Merger Agreement, Tender Agreements, Employment Agreements and Commitment Letter. Also at such meeting, Salomon Smith Barney Inc. ("Salomon Smith Barney"), Uproar's financial advisor, reviewed with the Board its financial analysis of the consideration payable in the Offer and the Merger and rendered to the Board an oral opinion (which opinion was confirmed by delivery of a written opinion dated February 5, 2001) to the effect that, as of the date of the opinion and based upon and subject to certain matters stated in such opinion, the $3.00 per Share cash consideration to be received in the Offer and the Merger by holders of Shares (other than Flipside and its affiliates) was fair, from a financial point of view, to such holders. Salomon Smith Barney's opinion is directed only to the fairness, from a financial point of view, of the $3.00 per Share cash consideration to be received in the Offer and the Merger by holders of Shares (other than Flipside and its affiliates) and is not intended to constitute, and does not constitute, a recommendation as to whether any stockholder should tender Shares pursuant to the Offer or as to any other matter relating to the Offer or the Merger. The Board then unanimously approved Flipside's proposal and determined to recommend that Uproar's stockholders tender their Shares pursuant to the Offer and adopt the Merger Agreement.

    Flipside, the Purchaser and Uproar then executed the Merger Agreement; Vivendi, Flipside and the Purchaser executed the commitment letter; Flipside and Messrs. Cron, Strief and Marafioti executed the Employment Agreements; and Flipside, the Purchaser and the Significant Stockholders executed the Tender Agreements. On February 16, 2001, Flipside commenced the Offer.

11. THE MERGER AGREEMENT; OTHER ARRANGEMENTS.

    THE MERGER AGREEMENT

    The following is a summary of the material provisions of the Merger Agreement, a copy of which is filed as an exhibit to the Schedule TO. The summary is qualified in its entirety by reference to the Merger Agreement, which is incorporated by reference herein. Capitalized terms used herein and not otherwise defined have the meanings ascribed them in the Merger Agreement.

    THE OFFER. Pursuant to the terms and conditions of the Merger Agreement, Flipside, the Purchaser and Uproar have agreed, subject to the fulfillment at or before the Effective Time of each of the conditions of performance set forth in the Merger Agreement or the waiver thereof, to perform such further acts and execute such documents as may be reasonably required to effect the Merger, including the execution of any deeds, bills of sale, assignments, assurances and all such other acts and things necessary, desirable or proper to carry out the purposes of the Merger Agreement. The Offer is subject to the conditions set forth in Section 15 of the Offer to Purchase. The conditions described in
Section 15 are for the sole benefit of Flipside and the Purchaser and may be asserted by Flipside or the Purchaser regardless of the circumstances giving rise to any such conditions and, except for the Minimum Condition, may be waived by Flipside or the Purchaser, in whole or in part, at any time and from time to time, in its sole discretion. In order to induce Flipside and the Purchaser to enter into the Merger Agreement, Flipside and the Purchaser entered into Tender and Stockholder Support Agreements (the "Tender Agreements") with Harrah's Operating Company, Inc., Trans Cosmos USA, Inc., Encompass Group Inc., Pearson Television, Inc., Encompass Group U.S. Information Technology Partners I L.P., Kenneth D. Cron, Christopher R. Hassett, Michael Simon, Francis G. Blot, Blot Grantor Retained Annuity Trust, Richard Janssen, Scott Kaufman, The Kaufman 2000 Trust, and Frederick R. Krueger (the "Significant Stockholders") under which each Significant Stockholder has, among other things, agreed to tender such Significant Stockholder's Shares in the Offer upon the terms and conditions set forth therein.

    In the Merger Agreement, Uproar has agreed that on the date the Purchaser's offer documents are filed with the SEC, it will file with the SEC and mail to its stockholders a Solicitation/ Recommendation Statement on Schedule 14D-9 containing the recommendation of the Uproar Board that Uproar's stockholders accept the offer, tender all their Shares to the Purchaser and approve the Merger Agreement and the transactions contemplated thereby.

    THE MERGER. The Merger Agreement provides that, if all of the conditions to the Merger have been fulfilled or waived and the Merger Agreement has not been terminated, the Purchaser will be merged with and into Uproar, and Uproar will continue as the surviving corporation and a wholly owned subsidiary of Flipside.

    At the Effective Time, each Share outstanding immediately prior thereto (other than Shares owned by Uproar or any subsidiary of Uproar or by Flipside or any subsidiary of Flipside, all of which will be canceled, and Shares held by Uproar stockholders who perfect appraisal rights) will, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive a payment of $3.00, payable in cash to the holder thereof, without any interest thereon (the "Merger Consideration"). Each Share of the Purchaser outstanding immediately prior to the Effective Time will automatically be converted at the Effective Time into one validly issued and outstanding share of common stock of the Surviving Corporation.

    The Merger Agreement provides that upon the acceptance of payment of, and payment by the Purchaser in accordance with the Offer for, at least a majority of the issued and outstanding Shares on a Fully Diluted Basis, Flipside is entitled to designate such number of directors, rounded up to the next whole number, as will give Flipside representation on the Uproar Board equal to the product of (i) the number of authorized directors on the Uproar Board (giving effect to the directors elected pursuant to this provision) and (ii) the percentage that the number of Shares purchased by Flipside or the Purchaser or any of their affiliates bears to the aggregate number of Shares outstanding (the "Percentage"), and Uproar will, upon the request by Flipside, secure the resignations of the number of directors as is necessary to enable Flipside's designees to be elected to the Uproar Board and will cause Flipside's designees to be so elected. Notwithstanding the foregoing, the parties to the Merger Agreement will use their respective reasonable efforts to ensure that at least two of the members of the Uproar Board will at all times prior to the Effective Time be Continuing Directors (as defined below). Following the time that Flipside's designees constitute at least a majority of the Uproar Board and until the Effective Time, (i) any amendment or termination of the Merger Agreement by or on behalf of Uproar, (ii) any exercise or waiver of any of Uproar's rights or remedies under the Merger Agreement or (iii) any extension of time for the performance or waiver of any the obligations or other acts of Flipside or the Purchaser under the Merger Agreement will require the approval of at least a majority of the directors of Uproar then in office who are not designated by Flipside (the "Continuing Directors"), except to the extent that applicable law requires that such action be acted upon by the full Uproar Board, in which case the action will require the approval of both a majority of the full Uproar Board and a majority of the Continuing Directors.

    STOCK OPTIONS. The Merger Agreement provides that at the Effective Time, each holder of a then-outstanding option to purchase shares of Uproar common stock under any plan, program or arrangement of Uproar or its subsidiaries (individually, an "Option" and collectively, the "Options"), whether or not such Option is then exercisable, will, in settlement thereof, receive for each share of Uproar common stock subject to such Option an amount (subject to any applicable withholding tax) in cash equal to the difference between the Merger Consideration and the per share exercise price of such Option to the extent such difference is a positive number (such amount, the "Option Consideration"). Payment for Options shall be made by Uproar, subject to the terms and conditions of the Merger Agreement, as soon as practicable after consummation of the Merger. At the Effective Time, each Option shall be deemed canceled and the holder thereof shall have no further rights with respect thereto. In addition, any such Options which are not exercisable at the Effective Time shall be deemed canceled and each holder thereof shall have no further rights with respect thereto. The surrender of an Option to Uproar in exchange for the Option Consideration shall be deemed a release of any and all rights the holder had or may have had in respect of such Option.

    RECOMMENDATION. Uproar represents and warrants in the Merger Agreement that the Uproar Board at a meeting duly called and held has duly adopted resolutions:

    - approving the Merger Agreement, the Offer and the Merger, determining that the Merger is advisable and that the terms of the Offer and Merger are fair to, and in the best interests of, Uproar's stockholders and recommending that Uproar's stockholders accept the Offer and tender all of their Shares to the Purchaser and approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger;

    - taking all action necessary to render Section 203 of the DGCL inapplicable to the Offer, the Merger, the Merger Agreement, the Tender Agreements and any of the transactions contemplated thereby; and

    - electing, to the extent permitted by law, not to be subject to any "moratorium," "control share acquisition," "business combination," "fair price" or other form of corporate anti-takeover laws and regulations of any jurisdiction that may purport to be applicable to the Merger Agreement or the Tender Agreements.

    The Uproar Board will not withdraw, modify or amend its recommendations described above in a manner adverse to Flipside or the Purchaser (or announce publicly its intention to do so), except that the Uproar Board is permitted to withdraw, amend or modify its recommendation (or publicly announce its intention to do so) of the Merger Agreement or the Merger in a manner adverse to Flipside or approve or recommend or enter into an agreement with respect to a Superior Proposal (as defined below) if Uproar has complied with the terms of the Merger Agreement. A withdrawal, modification or amendment of the recommendation of the Uproar Board or any committee thereof in any manner adverse to Flipside or the Purchaser, however, may give rise to certain termination rights on the part of Flipside and the Purchaser under the Merger Agreement and the right to receive certain termination fees as set forth therein.

    REPRESENTATIONS AND WARRANTIES. In the Merger Agreement, Uproar has made customary representations and warranties to Flipside and the Purchaser, including but not limited to representations and warranties relating to Uproar's organization and qualification, authority to enter into the Merger Agreement and consummate the transactions contemplated thereby, compliance with applicable laws, capitalization, subsidiaries, ability to enter into and consummate the transactions contemplated by the Merger Agreement without breaching contracts or violating the law, required consents and approvals, SEC filings (including financial statements), the documents supplied by Uproar related to the Offer, the absence of a material adverse effect or certain events since December 31, 2000, taxes, employee benefit plans, absence of brokers, licenses and permits, environmental matters, title to assets, leased properties, labor and employment matters, intellectual property, material agreements, the absence of undisclosed liabilities, litigation, insurance, affiliate transactions, the opinion of its financial advisor, the vote required by its stockholders and state takeover statutes.

    Flipside and the Purchaser have also made customary representations and warranties to Uproar, including representations and warranties relating to Flipside's and the Purchaser's organization and qualification, authority to enter into the Merger Agreement and consummate the transactions contemplated thereby, documents supplied by Flipside and the Purchaser related to the Offer, required consents and approvals, ability to enter into and consummate the transactions contemplated by the Merger Agreement without breaching contracts or violating the law, the availability of sufficient funds to perform their obligations under the Merger Agreement, ownership of Shares, the interim operations of the Purchaser and litigation.

    COVENANTS OF FLIPSIDE, THE PURCHASER AND UPROAR. Pursuant to the Merger Agreement, from the date of the Merger Agreement until the time Flipside's designees constitute a majority of the Uproar Board, unless Flipside has consented in writing thereto, Uproar will, and will cause each of its subsidiaries to:

     (i) conduct its operations according to its usual, regular and ordinary course of business consistent with past practice;

     (ii) use its reasonable best efforts to preserve intact their business organizations, maintain in effect all existing qualifications, licenses, permits, approvals and other authorizations, keep available the services of their officers and key employees and maintain satisfactory relationships with those persons having business relationships with them;

    (iii) promptly upon the discovery thereof notify Flipside of the existence of any breach of any representation or warranty contained in the Merger Agreement or the occurrence of any event that would cause any representation or warranty contained in the Merger Agreement to no longer be true and correct (or, in the case of any representation or warranty that makes no reference to Material Adverse Effect, to no longer be true and correct in any material respect);

     (iv) promptly deliver to Flipside true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of the Merger Agreement; and

     (v) maintain its books of account and records in its usual, regular and ordinary manner, consistent with past practices. For purposes of the Merger Agreement, "Material Adverse Effect" means (A) materially adversely affect the assets, liabilities, business, results of operations or condition (financial or otherwise) of Uproar and its subsidiaries, taken as a whole or (B) materially adversely affect or delay the ability of Uproar on the one hand, or Flipside and the Purchaser on the other, to consummate the transactions contemplated by the Merger Agreement; provided, however, that the following are deemed not to constitute a Material Adverse Effect: (w) decline in the revenues, website traffic, pricing of advertising and market share of Uproar due to reasons beyond Uproar's control, (x) conditions affecting the U.S. economy, as a whole, (y) conditions affecting the internet game or software industries, as a whole and (z) actions and events permitted under the Merger Agreement.

    In addition, from the date of the Merger Agreement until the time Flipside's designees constitute a majority of the Uproar Board, unless Flipside has consented in writing thereto, Uproar generally will not, and will not permit any of its subsidiaries to:

     (i) amend its certificate of incorporation or bylaws or comparable governing instruments;

     (ii) issue, sell, pledge or register for issuance or sale any shares of capital stock or other ownership interest in Uproar (other than issuances of Shares in respect of any exercise of Options outstanding on the date of the Merger Agreement or in connection with the acquisitions of iwin.com, Inc. and Trafficmarketplace.com, Inc.) or any of the subsidiaries, or any securities convertible into or exchangeable for any such shares or ownership interest, or any rights, warrants or options to acquire or with respect to any such shares of capital stock, or ownership interest, or convertible or exchangeable securities, or accelerate any right to convert or exchange or acquire any securities of Uproar or any of its subsidiaries for any such shares or ownership interest;

    (iii) effect any stock split or conversion of any of its capital stock or otherwise change its capitalization as it exists on the date of the Merger Agreement, other than as set forth in the Merger Agreement;

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
     (iv) directly or indirectly redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its subsidiaries, other than as set forth in the Merger Agreement;

     (v) declare or pay any dividends on or make other distributions in respect of any of its capital stock;

     (vi) sell, lease or otherwise dispose of any of its assets or property (including capital stock of any of its subsidiaries), mortgage, pledge or impose a lien or other encumbrance on any of its material assets or property (including capital stock of subsidiaries), except in the ordinary course of business;

    (vii) acquire by merger, purchase or any other manner, any business or entity or otherwise acquire any assets that are material to Uproar and its subsidiaries taken as a whole, except for purchases of inventory, supplies or capital expenditures in the ordinary course of business consistent with past practice;

   (viii) incur or assume any long-term or short-term debt except for working capital purposes in the ordinary course of business under Uproar's existing credit facilities and capital expenditures made in accordance with Uproar's previously adopted capital budget;

     (ix) assume, guarantee or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other person except wholly owned subsidiaries of Uproar;

     (x) make or forgive any loans, advances or capital contributions to, or investments in, any other person;

     (xi) enter into any new employment, severance, consulting or salary continuation agreements with any newly hired employees other than in the ordinary course of business or enter into any of the foregoing with any existing officers, directors or employees or grant any increases in compensation or benefits to employees, except for regularly scheduled employee raises, in the ordinary course of business consistent with Uproar's past practices or raises that, in the case of executive officers, have been approved by the compensation committee of the Uproar Board prior to the date of the Merger Agreement in the ordinary course of business consistent with the committee's past practices;

    (xii) adopt, amend in any material respect (including any increase in the payment under) benefits or terminate any employee benefit plan or arrangement;

   (xiii) make any material changes in the type or amount of insurance coverage or permit any material insurance policy naming Uproar or any subsidiary as a beneficiary or a loss payee to be canceled or terminated;

    (xiv) except as may be required by law or generally acceptable accounting principles, change any material accounting principles or practices used by Uproar or its subsidiaries;

    (xv) take any action to cause the Shares to cease to be traded on Nasdaq prior to the completion of the Offer or the Merger;

    (xvi) enter into any agreement providing for aggregate payments by Uproar in excess of $100,000, provided, however, that no consent shall be required with respect to any agreement for the purchase of media advertising providing for aggregate payments by Uproar of less than $250,000;

   (xvii) make any change to the pricing structure of its advertising inventory, except in the ordinary course of business, consistent with past practice;

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
   (xviii) enter into, terminate, fail to renew, or accelerate any license, distributorship, dealer, sales representative, joint venture, credit or other agreement if such action could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

    (xix) fail to operate, maintain, repair or otherwise preserve its material assets and properties consistent with past practice;

    (xx) fail to comply with all applicable filing, payment and withholding obligations under all applicable federal, state, local or foreign laws relating to Taxes, except where such failure to comply could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect;

    (xxi) make any material tax election or settle or compromise any material federal, state, local or foreign income tax liability;

   (xxii) pay, discharge, settle or satisfy any claims, liabilities or objections (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction of the foregoing in the ordinary course of business consistent with past practice, or, if not in the ordinary course of business, the payment, discharge or satisfaction of the foregoing that, individually and in the aggregate, does not exceed $250,000; or

   (xxiii) agree in writing or otherwise to take any of the foregoing actions.

    OTHER AGREEMENTS OF FLIPSIDE, THE PURCHASER AND UPROAR. Uproar has agreed in the Merger Agreement that it will not, and will not authorize, permit or cause any of its subsidiaries or any of the officers and directors of it or its subsidiaries to, and shall not authorize, permit or direct its and its subsidiaries' employees, agents and representatives (including any investment banker, attorney or accountant retained by it or any of its subsidiaries) to, directly or indirectly, (i) initiate, solicit, or otherwise encourage any inquiries or the making of any proposal or offer with respect to a merger, reorganization, share exchange, tender offer, consolidation or similar transaction involving, or any purchase of, 10% or more of the assets or any equity securities of Uproar or any of its subsidiaries (any such proposal or offer, an "Acquisition Proposal") or (ii) initiate or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity (other than Flipside, Purchaser and their respective representatives) relating to an Acquisition Proposal, whether made before or after the date of the Merger Agreement, or otherwise facilitate any effort or attempt (other than Flipside or Purchaser) to make or implement or consummate an Acquisition Proposal. However, the foregoing does not prevent Uproar or the Uproar Board from (i) complying with Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal or (ii): (x) providing information in response to a request therefor by a person or entity who has made an unsolicited bona fide written Acquisition Proposal if the Uproar Board receives from the person or entity so requesting such information an executed confidentiality agreement on terms substantially equivalent to those contained in the letter agreement dated December 20, 2000 between an affiliate of Flipside and Uproar (the "Confidentiality Agreement"); (y) engaging in any negotiations or discussions with any person or entity who has made an unsolicited bona fide written Acquisition Proposal; or (z) recommending such an Acquisition Proposal to the stockholders of Uproar, if, and only to the extent that, (i) in each such case referred to in clause (x), (y) or (z) above, the Uproar Board determines in good faith (after consultation with Uproar's outside legal counsel and its financial advisor) that such action is necessary in order for its members to comply with their fiduciary duties under applicable law and (ii) in each case referred to in clause (x), (y) or (z) above, the Uproar Board determines in good faith (after consultation with Uproar's outside legal counsel and its financial advisor) that, if accepted, such Acquisition Proposal is reasonably likely to be consummated, taking into account all legal, financial and regulatory aspects of the proposal and the person or entity making the proposal, and would provide for a higher per share value to the stockholders of Uproar, and is fully financed (or, based on a good faith determination of the Uproar Board, is readily financeable) (any such Acquisition Proposal meeting the foregoing conditions, a "Superior Proposal"). Uproar agreed to immediately cease and cause to be terminated any activities, discussions or negotiations with any parties conducted before the execution of the Merger Agreement with respect to any of the foregoing. Uproar has agreed to notify Flipside immediately if any Acquisition Proposal or inquiries regarding a potential Acquisition Proposal are received by, any information with respect to an Acquisition Proposal or a potential Acquisition Proposal is requested from, or any discussions or negotiations with respect to an Acquisition Proposal or a potential Acquisition Proposal are sought to be initiated or continued with, it or any of its representatives. This notice is required to indicate the name of the person or entity involved and the material terms and conditions of any Acquisition Proposal, and thereafter Uproar is obligated to keep Flipside informed, on a current basis, of the status and terms of any inquiries or Acquisition Proposals and the status of any negotiations or discussions.

    In the Merger Agreement, the parties agree that if necessary, Uproar, through the Uproar Board, will call a meeting of the stockholders for the purpose of voting upon the Merger, will hold such meeting as soon as practicable following the purchase of Shares pursuant to the Offer and, unless the Uproar Board approves, recommends or enters into an agreement with respect to a Superior Proposal, will recommend to its stockholders the approval of the Merger Agreement and the other transactions contemplated thereby, including the Merger. Uproar must use reasonable efforts to obtain the necessary approvals by its stockholders of the Merger, the Merger Agreement and the other transactions contemplated thereby. At any such meeting, all of the Shares then owned by Flipside, the Purchaser and by any of Flipside's other subsidiaries or affiliates will be voted in favor of approval of the Merger. Notwithstanding the foregoing, in the event that the Purchaser, or any other direct or indirect subsidiary of Flipside, acquires at least 90% of the outstanding Shares, Uproar, the Purchaser and Flipside will take all necessary and appropriate action to cause the Merger to become effective as soon as practicable, and in any event within five business days after expiration of the Offer, in accordance with
Section 253 of the DGCL.

    From and after the Effective Time, the Surviving Corporation shall indemnify and hold harmless, to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer, director or similar person of Uproar or any of its subsidiaries, against all losses, claims, damages, liabilities, costs or expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement in connection with any claims, actions, suits, proceedings, arbitrations, investigations or audits arising before or after the Effective Time out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, which acts or omissions occurred prior to the Effective Time. Without limiting the foregoing, the Surviving Corporation shall periodically advance expenses as incurred with respect to the foregoing to the fullest extent permitted under applicable law provided that the person to whom the expenses are advanced provides an undertaking to repay such advance if it is ultimately determined that such person is not entitled to indemnification. In addition, for five years from the Effective Time, the Surviving Corporation shall maintain in effect Uproar's and its subsidiaries' current directors' and officers' liability insurance policies or replacement policies providing at least equal coverage (the "Policies") covering those persons who are currently covered by the Policies with respect to actions or omissions occurring prior to the Effective Time; provided, however, that in no event shall the Surviving Corporation be required to expend in any one year an amount in excess of 150% of the annual premiums currently paid by Uproar and its subsidiaries for such insurance coverage, and, provided further, that if the annual premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain policies with the greatest coverage available for a cost not exceeding such amount.

    However, if after the Effective Time, Flipside or the Surviving Corporation or any of their respective successors or assigns (i) consolidates with or merges into any other person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties or assets to any person, then, in each such case, proper provisions will be made so that successors and assigns of Flipside or the Surviving Corporation, as the case may be, will assume such entity's obligations set forth in the foregoing paragraph. The provisions of this paragraph and the foregoing paragraph are intended for the benefit of and shall be enforceable by each person who was, as of the date of the Merger Agreement, or has been at any time prior to such date, or who becomes prior to the Effective Time, an officer, director or similar person of Uproar or any of its subsidiaries.

    From and after the Effective Time, the Surviving Corporation and its respective subsidiaries will honor, in accordance with their terms, all existing employment, change in control and severance agreements between Uproar or any of its subsidiaries and any current or former officer, director, consultant or employee of Uproar or any of its subsidiaries ("Covered Employees") to the extent in effect on, and disclosed to Flipside prior to, the date of the Merger Agreement and all benefits or other amounts earned or accrued to the extent vested or that become vested in the ordinary course through the Effective Time under all employee benefit plans of Uproar and any of its subsidiaries, in each case to the extent in effect on the date of the Merger Agreement. To the extent that Covered Employees are included in any benefit plan of Flipside or its subsidiaries, Flipside has agreed that the Covered Employees will receive credit under such plan for service prior to the Effective Time with Uproar and its subsidiaries to the same extent such service was counted under similar Uproar benefit plans for purposes of eligibility, vesting and eligibility for retirement (but not for benefit accrual). Flipside's medical benefit plans for the Covered Employees ("Flipside's Medical Plans") shall not contain any "pre-existing conditions" exclusions or limitations or "actively at work" requirements which would cause any of the Covered Employees or their dependents to be excluded from Flipside's Medical Plans immediately after the Effective Time if such exclusions, limitations or requirements did not exclude the Covered Employees or their dependents from Uproar's similar medical benefit plans. In determining any deductible and maximum out-of-pocket limitations under Flipside's Medical Plans, Flipside will give effect to claims incurred and amounts paid by, and amounts reimbursed to, the Covered Employees with respect to similar plans maintained by Uproar for the benefit of the Covered Employees immediately prior to the Effective Time (other than any flexible spending accounts). As soon as practicable after the date of the Merger Agreement, Uproar will review the administration of its benefit plans and will use its reasonable best efforts to maintain, to the extent applicable, the qualified status of the its benefit plans under Section 401(a) of the Code.

    Uproar has granted the Purchaser an irrevocable option (the "Purchaser Option") to purchase up to that number of newly issued Shares (the "Purchaser Option Shares") equal to the number of shares of Common Stock that, when added to the number of Shares owned by Flipside, Purchaser and their affiliates immediately following consummation of the Offer, shall constitute one share more than 90% of the Common Stock then outstanding on a Fully Diluted Basis (after giving effect to the issuance of the Purchaser Option Shares) for a consideration per Purchaser Option Share equal to the Offer Consideration. Such Purchaser Option shall be exercisable only after the purchase of and payment for Shares pursuant to the Offer by Flipside or Purchaser as a result of which Flipside, Purchaser and their affiliates own beneficially at least 80% of the outstanding Shares. Such Purchaser Option shall not be exercisable if the number of Shares subject thereto exceeds the number of authorized Shares available for issuance.

    CONDITIONS TO THE MERGER. The respective obligation of each party to effect the Merger are subject to the satisfaction or waiver, where permissible, prior to the Effective Time, of the following conditions:

    - The Purchaser having accepted for payment and paid for all Shares validly tendered in the Offer and not withdrawn; provided, however, that neither Flipside nor the Purchaser may invoke this condition if the Purchaser (or its assignee) has failed in violation of the terms of the Merger Agreement or the Offer to purchase shares so tendered and not withdrawn;

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
    - The Merger Agreement having been adopted by the affirmative vote of the holders of the requisite number of shares of capital stock of Uproar if such vote is required pursuant to Uproar's certificate of incorporation, the DGCL or other applicable law; provided, however, that neither Flipside nor the Purchaser may invoke this condition if either of them or any of their respective affiliates shall have failed to vote the Shares held by it in favor of the Merger Agreement and Uproar may not invoke this condition if Uproar has failed to fulfill its obligations with respect to obtaining Uproar's stockholder approval;

    - No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction, or other legal restraint or prohibition, preventing, restraining or restricting the consummation of the Merger being in effect; provided, however, that the party invoking this condition must use its best efforts to have any such order, injunction or restraint vacated; and

    - All necessary waiting periods under the HSR Act that are applicable to the Merger shall have expired or been earlier terminated, and all other necessary approvals from any other Governmental Entity that are applicable to the Merger shall have been obtained.

    TERMINATION. The Merger Agreement provides that it may be terminated and the Merger abandoned at any time notwithstanding approval of the Merger Agreement by the stockholders of Uproar, but prior to the Effective Time:

    (a) By mutual written consent of Uproar and Flipside; or

    (b) By Uproar, if:

        (i) Flipside or the Purchaser shall have failed to commence the Offer within ten business days after the date of the Merger Agreement,

        (ii) Flipside or the Purchaser (or the Purchaser's assignee) shall have failed to comply with its payment obligations under the Merger Agreement with respect to any Shares accepted for payment pursuant to the Offer, or

       (iii) any change to the Offer is made in contravention of the Merger Agreement; or

    (c) By Flipside or Uproar:

        (i) if the Effective Time does not occur on or before the date that is six months from the date of the Merger Agreement (provided that this right to terminate the Merger Agreement is not available to any party whose failure to fulfill any obligation under the Merger Agreement or whose breach of any representation or warranty in the Merger Agreement was the cause of or resulted in the failure of the Effective Time to occur on or before such date);

        (ii) if, upon a vote at the Stockholder Meeting, or any adjournment thereof, the adoption of the Merger Agreement by the stockholders of Uproar required by the DGCL has not been obtained (provided that this right to terminate the Merger Agreement is not available to Flipside, if Flipside, the Purchaser or any of their affiliates has failed to vote the Shares held by them in favor of adoption of the Merger Agreement, and is not available to Uproar, if Uproar has failed to fulfill its obligations with respect to obtaining Uproar's stockholder approval);

       (iii) if there is any statute, law, rule or regulation that makes consummation of the Offer or the Merger illegal or prohibited or if any court of competent jurisdiction or other governmental entity has issued an order, judgment, decree or ruling, or taken any other action restraining, enjoining or otherwise prohibiting the Offer or the Merger and such order, judgment, decree, ruling or other action has become final and non-appealable; or

        (iv) if the Offer terminates or expires without the Purchaser having purchased any Shares pursuant to the Offer as a result of the failure of any condition of the Offer (provided that this right to terminate the Merger Agreement will not be available to any party whose failure to fulfill any obligation under the Merger Agreement has been the cause of or resulted in the failure of the condition); or

    (d) By Flipside, prior to the consummation of the Offer, if:

        (i) the Uproar Board withdraws, amends or modifies its approval of the Merger Agreement and the transactions contemplated thereby, or its recommendation that the holders of the Shares accept the Offer and tender all of their Shares to the Purchaser and approve the Merger Agreement and the transactions contemplated thereby (or, in each case, publicly announces its intention to do so) in a manner adverse to Flipside or the Purchaser; or

        (ii) Uproar approves, recommends or enters into an agreement with respect to, or consummates, an Acquisition Proposal; or

    (e) By Flipside, if any of the conditions of the Offer shall have become forever incapable of fulfillment and have not been waived by Flipside; or

    (f) By Flipside, if Uproar breaches any of its representations, warranties or obligations under the Merger Agreement and such breach has not been cured or waived and Uproar has not provided reasonable assurance that such breach will be cured at least two business days prior the consummation of the Offer and such breach shall not have been cured by such time, but only if such breach, individually or together with all other such breaches, would constitute failure of a condition of the Offer as of the date of termination; or

    (g) By Flipside, prior to the consummation of the Offer, if the Tender Agreements are not in full force and effect or any Significant Stockholder has breached in any material respect any representation, warranty or covenant contained in such Significant Stockholder's Tender Agreement; or

    (h) By Uproar, if Uproar approves and enters into an agreement providing for Uproar to engage in a transaction pursuant to a Superior Proposal; provided, however, that this right to terminate the Merger Agreement shall not be available unless: (i) Uproar has complied with the non-solicitation provisions of the Merger Agreement, including the notice provisions therein, (ii) Uproar has delivered to Flipside a written notice of Uproar's intent to enter into an agreement to effect a transaction pursuant to a Superior Proposal, (iii) five business days have elapsed following delivery to Flipside of such written notice by Uproar, (iv) during such five business day period Uproar has reasonably cooperated with Flipside, including informing Flipside of the terms and conditions of the Acquisition Proposal and identifying the person making the Acquisition Proposal, with the intent of enabling Flipside to agree to a modification of the terms and conditions of the Merger Agreement so the transactions contemplated hereby may be effected, and (v) at the end of such five business day period the Uproar Board continues reasonably to believe that the Acquisition Proposal constitutes a Superior Proposal; provided further, however, that no termination shall be effective pursuant to this paragraph unless concurrently with such termination, a Break-Up Fee is paid in full by Uproar in accordance with the Merger Agreement (as described below); or

    (i) By Uproar, if Flipside or the Purchaser has materially breached any of its representations, warranties or obligations under the Merger Agreement and such breach shall not have been cured or waived or Flipside and the Purchaser has not provided reasonable assurance that such breach will be cured at least two business days prior to the consummation of the Offer, but only if such breach, individually or together with all other such breaches, is reasonably likely to materially and adversely affect Flipside's or the Purchaser's ability to consummate the Offer or the Merger.

    BREAK-UP FEE AND EXPENSES. Uproar has agreed to pay Flipside a Break-Up Fee of $5,650,000 (less any expense amounts paid by Uproar pursuant to its expense reimbursement obligations described below) in the event that the Merger Agreement is terminated by Flipside pursuant to paragraph (d) above or by Uproar pursuant to paragraph (h) above.

    Additionally, pursuant to the Merger Agreement, if all of the following events have occurred:

        (i) an Acquisition Proposal is commenced, publicly disclosed, publicly proposed or otherwise communicated to Uproar at any time on or after the date of the Merger Agreement and prior to the consummation of the Offer and either Flipside or Uproar terminates the Merger Agreement pursuant to paragraphs (c)(i) or (c)(iv) above or Flipside terminates the Merger Agreement pursuant to paragraphs (e), (f) or (g) above; and

        (ii) thereafter, within 9 months of the date of termination of the Merger Agreement, Uproar enters into a definitive agreement with respect to, or consummates, any Acquisition Proposal,

then, Uproar will pay to Flipside an amount equal to the Break-Up Fee concurrently with the execution of the relevant definitive agreement.

    The parties also agreed that if the Merger Agreement is terminated by Flipside pursuant to paragraph (f) above or by Uproar pursuant to paragraph (i) above, the breaching party shall reimburse the other party up to a maximum of $1,000,000 for all expenses incurred by the non-breaching party in connection with its negotiation, execution, delivery and performance of the Merger Agreement.

    TENDER AGREEMENTS

    Concurrently with the execution of the Merger Agreement, the Purchaser and Flipside entered into the Tender Agreements with the Significant Stockholders. The Significant Stockholders own an aggregate of 12,299,394 Shares. Pursuant to the Tender Agreements, each Significant Stockholder has agreed to tender and sell all Shares owned by it to the Purchaser pursuant to and in accordance with the terms of the Offer.

    During the term of the Tender Agreements, no Significant Stockholder shall
(a) sell, transfer, pledge, encumber, assign or otherwise dispose of or enter into any contract, option or other arrangement or understanding with respect to the transfer by such Stockholder of, any of the Shares or offer any interest in any Shares thereof to any person other than pursuant to the terms of the Offer, the Merger or the Tender Agreements, (b) enter into any voting arrangement or understanding, whether by proxy, power of attorney, voting agreement, voting trust or otherwise with respect to the Shares, or (c) take any action that would make any representation or warranty of such Significant Stockholder contained in the Tender Agreements untrue or incorrect in any material respect or have the effect of preventing or disabling such Significant Stockholder from performing his or its obligations under the Tender Agreements.

    During the term of the Tender Agreements, each Significant Stockholder has agreed not to directly or indirectly (a) initiate, solicit or otherwise encourage any inquiries or the making of any proposal or offer with respect to an Acquisition Proposal or (b) initiate or engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person or entity relating to an Acquisition Proposal, whether made before or after the date of the Tender Agreements, or otherwise facilitate any effort or attempt to make or implement or consummate an Acquisition Proposal. If a Significant Stockholder receives any Acquisition Proposal, such Significant Stockholder agrees to immediately notify Flipside of that inquiry or proposal and the details thereof.

    During the term of the Tender Agreements, each Significant Stockholder has agreed to vote each of his or its Shares (a) in favor of the Merger and the Merger Agreement and the transactions contemplated thereby, and (b) against any action or agreement (other than the Merger or the transactions contemplated by the Merger Agreement) that would impede, interfere with, delay, postpone or attempt to discourage the Merger, the Offer or the other transactions contemplated by the

Merger Agreement and the Tender Agreements, including, but not limited to:
(i) any Acquisition Proposal; (ii) any action that is likely to result in a breach in any respect of any representation, warranty, covenant or any other obligation or agreement of Uproar under the Merger Agreement or result in any of the conditions of the Offer not being fulfilled; (iii) any extraordinary corporate transaction, such as a merger, consolidation or other business combination involving Uproar and/or its subsidiaries; (iv) a sale, lease or transfer of a material amount of assets of Uproar and its subsidiaries, or a reorganization, recapitalization, dissolution, winding up or liquidation of Uproar and/or its subsidiaries; (v) any change in the management of Uproar or the Uproar Board, except as otherwise agreed to in writing by Flipside;
(vi) any material change in the present capitalization or dividend policy of Uproar; or (vii) any other material change in Uproar's corporate structure, business, certificate of incorporation or bylaws.

    The Tender Agreements will terminate on the earlier of (a) 180 days after the date on which the Merger Agreement is terminated in accordance with its terms, and (b) the Effective Time.

    SECTION 203 OF THE DGCL. Section 203 of the DGCL limits the ability of a Delaware corporation to engage in business combinations with "interested stockholders" (defined as any beneficial owner of 15% or more of the outstanding voting stock of the corporation) unless, among other things, the corporation's board of directors has given its prior approval to either the business combination or the transaction which resulted in the stockholder's becoming an "interested stockholder." On February 5, 2001, the Uproar Board unanimously approved the Merger Agreement and the Tender Agreements, for purposes of
Section 203 of the DGCL, and, therefore, Section 203 of the DGCL is inapplicable to the Merger.

    EXCLUSIVITY AGREEMENT

    In consideration of the substantial investment of time and resources that Flipside has made in order to evaluate and consummate an acquisition of Uproar, Flipside, Havas and Uproar entered into a letter agreement, dated January 5, 2001, which provides that, subject to (a) the other provisions of the agreement and (b) any fiduciary and other obligations of the Uproar Board may have under applicable law, Uproar would not, and would use its best efforts to ensure that its officers, directors, employees, investment bankers, attorneys, accountants and other agents would not, directly or indirectly, (i) initiate, solicit or encourage, or take any action to facilitate (including by the furnishing of information) the making of, any offer or proposal that constitutes or is reasonably likely to lead to any Extraordinary Transaction (as defined below),
(ii) enter into any agreement with respect to an Extraordinary Transaction or
(iii) in the event of an unsolicited Extraordinary Transaction, engage in negotiations or discussions with, or provide any information or data to, any person or entity (other than Flipside and its affiliates or representatives and except for information that has been publicly disseminated by Uproar) relating to any Extraordinary Transaction. "Extraordinary Transaction" means any tender or exchange offer involving Uproar or any of its subsidiaries, any proposal for a merger, consolidation or other business combination involving Uproar or any of its subsidiaries, any proposal or offer to acquire in any manner a greater than 15% equity interest in, or a significant portion of the business or assets of, either Uproar individually or Uproar and its subsidiaries on a consolidated basis, any proposal or offer with respect to any other transaction similar to any of the foregoing with respect to Uproar (other than any transaction with Flipside).

    The parties to the letter agreement also agreed that they would not make certain disclosures or announcements to any third party pertaining to the subject matter of the letter agreement without the prior written consent of the other parties.

    COMMITMENT LETTER

    Concurrently with the execution of the Merger Agreement, Flipside and the Purchaser entered into a letter agreement with Vivendi Universal. Pursuant to the letter, Vivendi Universal has committed

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
to provide to Flipside or the Purchaser the financing necessary for Flipside and the Purchaser to consummate the acquisition of Uproar pursuant to the Merger Agreement, such commitment being subject to (i) Vivendi Universal determining in its good faith judgment that all conditions to the purchase of the Shares pursuant to the Offer set forth in the Merger Agreement have been satisfied or have been waived by all parties for whose benefit such conditions exist and
(ii) the concurrent consummation of the Offer. The letter anticipates (i) that up to $140,000,000 in such financing will be required and (ii) that such loan will have a three-year term, with interest, payable monthly, set at the rate of LIBOR (one month rate) plus 3%. Vivendi Universal has confirmed that it has lines of credit and other access to cash more than sufficient to satisfy such commitment, and that the provision of such financing will not conflict with any agreement to which Vivendi Universal or any of its subsidiaries is a party.

    EMPLOYMENT AGREEMENTS

    Concurrently with the execution of the Merger Agreement, Flipside entered into Employment and Retention Agreements with Kenneth D. Cron, Jeffrey L. Strief and Robert D. Marafioti (the "Employment Agreements"). The Employment Agreements are to become effective upon the consummation of the Merger and contain provisions relating to, among other things, compensation, benefits, business expenses, disability, death, effects of a termination of employment and post-termination obligations. The terms of the Employment Agreements are three years for each of Messrs. Cron and Strief and one year for Mr. Marafioti.

    Pursuant to these agreements, Messrs. Cron, Strief and Marafioti are to serve as Flipside's Chief Executive Officer; Executive Vice President, Sales and Marketing; and Executive Vice President and General Counsel, respectively. They will receive annual salaries of $400,000, $350,000 and $300,000, respectively, for the first year of employment. They will also receive signing bonuses of $1,766,000, $664,125 and $493,833, respectively and retention payments of $1,234,000, $835,875 and $1,006,167, respectively, upon the first anniversary of the effective date of the Merger; PROVIDED, HOWEVER, that no such retention payments will be made to any such executive if his employment has been terminated prior to such anniversary other than (i) due to death or disability,
(ii) by Flipside without cause or (iii) by such executive for good reason.

    The Employment Agreements also provide that, on the effective date of the Merger, Messrs. Cron, Strief and Marafioti will be granted options to purchase 50,000, 30,000 and 25,000 American Dispository Shares ("ADS") shares, respectively, of Vivendi Universal, S.A., an affiliate of Flipside.

    Contingent upon Flipside's achievement of certain performance goals, Mr. Cron will be granted an additional option to purchase 50,000 such ADS shares; his annual salary will increase to $600,000 after the first year of employment; and Messrs. Cron, Strief and Marafioti will be eligible for bonuses of up to a maximum of $600,000, $400,000 and $300,000, respectively, assuming all such performance goals are fully achieved.

    If the employment of any of Messrs. Cron, Strief and Marafioti is terminated during the term of his agreement by Flipside without cause or by the executive for good reason, Flipside will pay such executive: (1) the greater of (x) an amount equal to one year of such executive's annual salary and (y) the annual salary which would have been paid to the executive for the remaining period of employment (without giving effect to such termination), (2) a pro-rated incentive bonus based on the financial performance of Flipside for the year in which such executive is terminated, (3) any earned but unpaid retention payment, and (4) any earned but unpaid annual salary and other awards.

    Pursuant to the Employment Agreements, each of Messrs. Cron, Strief and Marafioti is restricted from competing with Flipside for a period of one
(1) year after the termination of his employment unless his employment is terminated by Flipside without cause or by him for good reason.

    Flipside has also orally agreed that Messrs. Blot, Wilhite and Kaufman will receive payments of $90,000, $105,000 and $210,000, respectively, on the effective date of the Merger and retention payments of $60,000, $70,000 and $140,000, respectively, one year thereafter.

12. PURPOSE OF THE OFFER; PLANS FOR UPROAR.

    PURPOSE OF THE OFFER. The purpose of the Offer is to acquire control of, and the entire equity interest in, Uproar. The purpose of the Merger is to acquire all outstanding Shares not tendered and purchased pursuant to the Offer. If the Offer is successful, Flipside and the Purchaser intend to consummate the Merger as promptly as practicable.

    The Uproar Board has unanimously approved the Merger and the Merger Agreement. Depending upon the number of Shares purchased by the Purchaser pursuant to the Offer, the Uproar Board may be required to submit the Merger Agreement to Uproar's stockholders for approval at a stockholder's meeting convened for that purpose in accordance with the DGCL. If stockholder approval is required, the Merger Agreement must be approved by a majority of all votes entitled to be cast at such meeting.

    If the Minimum Condition is satisfied, the Purchaser will have sufficient voting power to approve the Merger Agreement at the Uproar stockholders' meeting without the affirmative vote of any other stockholder. If the Purchaser acquires at least 90% of the then outstanding Shares pursuant to the Offer, the Merger may be consummated without a stockholder meeting and without the approval of Uproar's stockholders. The Merger Agreement provides that the Purchaser will be merged into Uproar, that the certificate of incorporation of Uproar will be the certificate of incorporation of the Surviving Corporation and that the bylaws of the Purchaser will be the bylaws of the Surviving Corporation.

    Under the DGCL and Uproar's Certificate of Incorporation, the approval of the Uproar Board, and the affirmative vote of the holders of a majority of the outstanding Shares are required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger. Section 203 of the DGCL prevents certain "business combinations" with an "interested stockholder" (generally, any person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) for a period of three years following the time such person became an interested stockholder unless, among other things, prior to the time the interested stockholder became such, the board of directors of the corporation approved either the business combination or the transaction in which the interested stockholder became such.

    The Uproar Board has approved the Offer, the Merger, the Merger Agreement and the Tender Agreement and the transactions contemplated thereby for the purposes of Section 203 of the DGCL. Unless the Merger is consummated pursuant to the "short-form" merger provisions under the DGCL described below (in which case no further corporate action by the stockholders of Uproar will be required to complete the Merger), the only remaining required corporate action of Uproar will be the approval of the Merger by the affirmative vote of the holders of a majority of the Shares. If the Minimum Condition is satisfied, the Purchaser will have the ability to approve and adopt the Merger Agreement by virtue of its ownership of a majority of the Shares without the affirmative vote of any other stockholder of Uproar.

    PLANS FOR UPROAR AFTER THE OFFER. Once the Offer is consummated, if permitted by Nasdaq and the Exchange Act, it is the intention of Flipside and the Purchaser to seek to cause Uproar to file applications to withdraw the Shares from listing on Nasdaq and Easdaq and to terminate the registration of the Shares under the Exchange Act. In the event that the Shares are no longer included in Nasdaq and Easdaq, it is possible that the Shares would continue to trade in the over-the-counter market and that price quotations would be reported by other sources. The extent of the public market for the Shares and the availability of such quotations would, however, depend on the number of holders of Shares remaining at such time, the interests in maintaining a market in Shares on the part of securities firms, the possible termination of registration of shares under the Exchange Act, as described below, and other factors. To the extent the Shares are delisted from Nasdaq and Easdaq, the market for Shares could be adversely affected. Further, neither Flipside nor the Purchaser can predict whether the reduction in the number of Shares as a result of the consummation of the Offer would have an adverse or beneficial effect on the market price for or marketability of the Shares or whether it would cause future market prices to be greater or less than the Offer Price.

    If, following consummation of the Offer, the Purchaser owns 90% or more of the outstanding Shares, the Purchaser intends, and the Purchaser intends to cause Uproar, to consummate the Merger as a "short form" merger pursuant to
Section 253 of the DGCL. Under such circumstances, neither the approval of any holder of Shares other than the Purchaser, or of the Uproar Board, would be required. Assuming outstanding options and warrants are, pursuant to the Merger Agreement, converted to cash or canceled rather than exercised and tendered, upon the tender of Shares owned by the Significant Stockholders, the Purchaser will need to acquire an additional 29,201,804 Shares pursuant to the Offer to reach the 90% ownership level necessary to effect such a "short-form" merger.

    Following consummation of the Offer and upon the satisfaction of the Minimum Condition, the Purchaser will have the power as a majority stockholder of Uproar to take such steps as are necessary to assure that designees of Flipside or the Purchaser constitute a majority or more of the directors on the Uproar Board, including the designation of new directors to the Uproar Board, and thus to indirectly seek to effect the Merger. Pursuant to the terms of the Merger Agreement, the Purchaser shall be entitled, promptly upon the acceptance for payment of, and payment by the Purchaser, in accordance with the Offer, for Shares pursuant to the Offer, and from time to time thereafter as Shares are acquired by the Purchaser, to designate certain directors to the Uproar Board. After completion or termination of the Offer, the Purchaser reserves the right, but has no current intention, to acquire or sell Shares in open market or negotiated transactions. There can be no assurance that the Purchaser will acquire such additional Shares in such circumstances or over what period of time such additional Shares, if any, might be acquired. As a consequence, no assurance can be given as to when the Purchaser will cause the Merger to be consummated, and similarly no assurance can be given as to when the Merger Consideration will be paid to stockholders who do not tender their Shares in the Offer.

    Pursuant to the Merger, each then outstanding Share (other than Shares owned by any of Flipside, the Purchaser or held in the treasury of Uproar and Shares owned by stockholders who perfect any available appraisal rights under the DGCL) shall be converted into the right to receive an amount in cash equal to the Merger Consideration, without interest thereon. Each share of common stock of the Purchaser issued and outstanding at the Effective Time shall be converted into one share of common stock of Surviving Corporation. All Shares that are owned directly or indirectly by Uproar, Flipside or any subsidiary of Flipside at the Effective Time shall be canceled, and no consideration shall be delivered in exchange therefor.

    The Purchaser is not offering to acquire outstanding Options in the Offer. Pursuant to the Merger Agreement, all Options will be canceled in exchange for the payment of the excess, if any, of the Offer Price over the exercise price for such Options, less applicable income and employment taxes required to be withheld.

    Except as otherwise described in this Offer to Purchase and except for the use of Uproar's current cash assets to partially repay the loan from Vivendi Universal, the Purchaser has no current plans or proposals which relate to or would result in: (a) an extraordinary corporate transaction, such as a merger, reorganization or liquidation involving Uproar; (b) a sale or transfer of a material amount of assets of Uproar; (c) any material change in the present dividend rate or policy or indebtedness or capitalization of Uproar; or (d) any other material change in Uproar's corporate structure or business.

13. CERTAIN EFFECTS OF THE OFFER.

    MARKET FOR THE SHARES. The purchase of Shares pursuant to the Offer will reduce the number of holders of Shares and the number of Shares that might otherwise trade publicly, which could adversely affect the liquidity and market value of the remaining Shares held by stockholders other than the Purchaser. The Purchaser cannot predict whether the reduction in the number of Shares that might otherwise trade publicly would have an adverse or beneficial effect on the market price for, or marketability of, the Shares or whether such reduction would cause future market prices to be greater or less than the Offer Price.

    STOCK QUOTATION. The Shares are listed on Nasdaq and EASDAQ. According to the published guidelines of Nasdaq, the Shares might no longer be eligible for listing on Nasdaq if, among other things, either (i) the number of Shares publicly held is less than 750,000, there are fewer than 400 holders of round lots, the aggregate market value of publicly held shares is less than $5,000,000, the net tangible assets of Uproar are less than $4,000,000 and there are fewer than two registered and active marketmakers for the Shares, or
(ii) the number of Shares publicly held is less than 1,100,000, there are fewer than 400 holders of round lots, the aggregate market value of publicly held Shares is less than $15,000,000, there are fewer than four registered and active marketmakers and either (x) Uproar's market capitalization is less than $50,000,000 or (y) the total assets and total revenue of Uproar for the most recently completed fiscal year or two of the three most recently completed fiscal years are less than $50,000,000. Shares held directly or indirectly by directors or officers of Uproar or beneficial owners of more than 10% of the Shares are not considered as being publicly held for purposes of determining compliance with these criteria.

    If the Shares cease to be listed on Nasdaq, the market for the Shares could be adversely affected. It is possible that the Shares would be traded on other securities exchanges (with trades published by such exchanges), the Nasdaq SmallCap Market, the OTC Bulletin Board or in a local or regional over-the-counter market. The extent of the public market for the Shares and the availability of such quotations would, however, depend upon the number of holders of Shares and the aggregate market value of the Shares remaining at such time, the interest in maintaining a market in the Shares on the part of securities firms, the possible termination of registration of the Shares under the Exchange Act, as described below, and other factors.

    MARGIN REGULATIONS. The Shares are currently "margin securities" under the Regulations of the Board of Governors of the Federal Reserve System (the "Federal Reserve Board"), which has the effect, among other things, of allowing brokers to extend credit on the collateral of the Shares. Depending upon factors similar to those described above regarding the market for the Shares and stock quotations, it is possible that, following the Offer, the Shares would no longer constitute "margin securities" for the purposes of the margin regulations of the Federal Reserve Board and therefore could no longer be used as collateral for loans made by brokers.

    EXCHANGE ACT REGISTRATION. The Shares are currently registered under the Exchange Act. Such registration may be terminated upon application of Uproar to the SEC if the Shares are neither listed on a national securities exchange nor held by 300 or more holders of record. Termination of registration of the Shares under the Exchange Act would substantially reduce the information required to be furnished by Uproar to its stockholders and to the SEC and would make certain provisions of the Exchange Act no longer applicable to Uproar, such as the short-swing profit recovery provisions of Section 16(b) of the Exchange Act, the requirement of furnishing a proxy statement pursuant to Section 14(a) of the Exchange Act in connection with stockholders' meetings and the related requirement of furnishing an annual report to stockholders and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions. Furthermore, the ability of "affiliates" of Uproar and persons holding "restricted securities" of Uproar to dispose of such securities pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, may be impaired or eliminated. If registration of the Shares under the Exchange Act were terminated, the Shares would no longer be "margin securities" or be eligible for trading on Nasdaq. Flipside and the Purchaser currently intend to seek to cause Uproar to terminate the registration of the Shares under the Exchange Act as soon after consummation of the Offer as the requirements for termination of registration are met.

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
14. DIVIDENDS AND DISTRIBUTIONS.

    As discussed in Section 11, the Merger Agreement provides that from the date of the Merger Agreement to the Effective Time, without the prior written approval of the Purchaser, Uproar will not authorize or pay any dividends on or make any distribution with respect to its outstanding shares of capital stock.

15. CERTAIN CONDITIONS OF THE OFFER.

    Notwithstanding any other term of the Merger Agreement, the Purchaser is not required to accept for payment or pay for, subject to any applicable rules and regulations of the Commission, including Rule 14e-1(c) of the Exchange Act, any Shares not previously accepted for payment or paid for and may terminate or amend the Offer as to those Shares unless (i) the Minimum Condition is satisfied and (ii) any waiting period under the HSR Act and any non-United States laws regulating competition, investment, or exchange controls applicable to the purchase of Shares pursuant to the Offer has expired or terminated. Furthermore, notwithstanding any other term of the Offer or the Merger Agreement, the Purchaser is not required to accept for payment or, subject to the preceding conditions, to pay for any Shares not previously accepted for payment or paid for, and may terminate or amend the Offer if at any time on or after the date of the Merger Agreement and prior to the expiration of the Offer, any of the following conditions shall exist or shall occur and remain in effect:

    (a) Any United States or state judicial, legislative, executive, administrative or regulatory body or authority or any court, arbitration, board or tribunal ("Governmental Entity") shall have enacted, issued, promulgated, enforced, instituted or entered any statute, rule, regulation, executive order, decree, injunction, action, application or claim or other order that is in effect or pending (a "Claim"), (i) challenging or prohibiting the acquisition by Flipside or the Purchaser of the Shares pursuant to the Merger Agreement, including the Offer or the Merger,
    (ii) restraining or prohibiting the making or consummation of the Merger Agreement, including the Offer or the Merger or the performance of any of the other transactions contemplated by the Merger Agreement, (iii) seeking to obtain from Flipside or the Purchaser any damages that arise out of the transactions contemplated by the Merger Agreement and could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect if such damages were assessed against Uproar, (iv) restraining or prohibiting, or limiting in any material respect, the ownership or operation by Flipside or the Purchaser of any material portion of the business or assets of Uproar and its subsidiaries taken as a whole, (v) seeking to compel Flipside or the Purchaser to dispose of or forfeit material incidents of control of all or any material portion of the business or assets of Uproar or any of its subsidiaries, (vi) imposing limitations on the ability of Flipside, the Purchaser or any other subsidiary of Flipside effectively to exercise full rights of ownership of the Shares, including, without limitation, the right to vote any Shares acquired or owned by Flipside or the Purchaser on all matters properly presented to Uproar's stockholders, or
    (vii) seeking to require divestiture by Flipside or the Purchaser of any Shares; or

    (b) There shall be any statute, rule, regulation, judgment, order or injunction enacted, promulgated, entered, enforced or deemed applicable to the Offer, the Merger or the Merger Agreement, or any other action shall have been taken by any government, Governmental Entity or court, domestic or foreign, other than the routine application to the Offer or the Merger of waiting periods under the HSR Act or any non-United States laws regulating competition, antitrust, investment or exchange controls, that has, or has a substantial likelihood of resulting in, any of the consequences referred to in paragraph (a) above; or

    (c) (i) The representations and warranties made by Uproar in the Merger Agreement shall not be true and correct as of the date of consummation of the Offer as though made on and as of that date (other than representations and warranties made as of a specified date, in which case such representations and warranties shall be true and correct in all material respects on and as of such specified date) except for any breach or breaches that, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (ii) Uproar shall have breached or failed to comply in any material respect with any of its obligations, covenants or agreements under the Merger Agreement (other than those obligations, covenants or agreements (relating to the actions required for the cancellation of its stock options), with respect to which Uproar shall have performed in all respects) and, with respect to any such failure that can be remedied, the failure is not remedied within 10 business days after the Purchaser has furnished Uproar with written notice of such failure; or

    (d) There shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on the New York Stock Exchange, any other national securities exchange or Nasdaq, (ii) the declaration of a banking moratorium or any mandatory suspension of payments in respect of banks in the United States, (iii) a change in general financial bank or capital market conditions which materially and adversely affects the ability of financial institutions in the United States to extend credit or syndicate loans, and (iv) in the case of any of the foregoing existing on the date of the Agreement, a material acceleration or worsening thereof; or

    (e) The Uproar Board shall have withdrawn or modified in a manner adverse to Flipside or the Purchaser (including by amendment of Uproar's
    Schedule 14D-9) its approval of the Merger Agreement and the transactions contemplated thereby, or its recommendation that the holders of the shares of common stock accept the Offer and tender all of their shares of common stock to the Purchaser and approve the Merger Agreement and the transactions contemplated thereby, including the Offer and the Merger, or shall have approved or recommended any Acquisition Proposal or Superior Proposal; or

    (f) Uproar shall not have terminated the accrual of benefits and amended its Aetna 401(k) Plan to preclude any contributions to such plan in respect of periods following the expiration of the Offer; or

    (g) The Merger Agreement shall have been terminated in accordance with its terms.

    The foregoing conditions (other than the Minimum Condition) are for the sole benefit of Flipside and the Purchaser and may be asserted by Flipside or the Purchaser regardless of the circumstances (including any action or inaction by Flipside) giving rise to any such conditions and, except for the Minimum Condition, may be waived by Flipside or the Purchaser, in whole or in part, at any time and from time to time, in its sole discretion. The failure by Flipside or the Purchaser at any time to exercise any of the foregoing rights will not be deemed a waiver of any such right and the waiver of such right with respect to any other facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances, and each such right will be deemed an ongoing right which may be asserted at any time and from time to time.

    If the Offer is terminated pursuant to the foregoing provisions, all tendered Shares not theretofore accepted for payment shall forthwith be returned by the Depositary to the tendering stockholders.

16. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

    GENERAL. The Purchaser is not aware of any pending legal proceeding relating to the Offer. Except as described in this Section 16, based on its examination of publicly available information filed by Uproar with the SEC and other publicly available information concerning Uproar, the Purchaser is not aware of any governmental license or regulatory permit that appears to be material to Uproar's business that might be adversely affected by the Purchaser's acquisition of Shares as contemplated herein or of any approval or other action by any governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of Shares by Flipside or the Purchaser as contemplated herein. Should any such approval or other action be required, the Purchaser currently contemplates that, except as described below under "State Takeover Statutes," such approval or other action will be sought. While the Purchaser does not currently intend to delay acceptance for payment of Shares tendered pursuant to the Offer pending the outcome of any such matter, there can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that if such approvals were not obtained or such other actions were not taken, adverse consequences might not result to Uproar's business, or certain parts of Uproar's business might not have to be disposed of, any of which could cause the Purchaser to elect to terminate the Offer without the purchase of Shares thereunder under certain conditions. See Section 15.

    STATE TAKEOVER LAWS. Uproar is incorporated under the laws of the State of Delaware and operations are conducted throughout the United States. A number of states throughout the United States have enacted takeover statutes that purport, in varying degrees, to be applicable to attempts to acquire securities of corporations that are incorporated or have assets, stockholders, executive offices or principal places of business in such states. In Edgar v. MITE Corp., the Supreme Court of the United States held that the Illinois Business Takeover Act, which involved state securities laws that made the takeover of certain corporations more difficult, imposed a substantial burden on interstate commerce and therefore was unconstitutional. In CTS Corp. v. Dynamics Corp. of America, however, the Supreme Court of the United States held that a state may, as a matter of corporate law and, in particular, those laws concerning corporate governance, constitutionally disqualify a potential acquirer from voting on the affairs of a target corporation without prior approval of the remaining stockholders, provided that such laws were applicable only under certain conditions. Subsequently, a number of Federal courts ruled that various state takeover statutes were unconstitutional insofar as they apply to corporations incorporated outside the state of enactment.

    Uproar is subject to the provisions of Section 203 of the DGCL with respect to restrictions upon business combinations involving Uproar and, therefore, is subject to such provisions. In general, Section 203 of the DGCL prevents an "interested stockholder" (e.g., a person who owns or has the right to acquire 15% or more of a corporation's outstanding voting stock) from engaging in a "business combination" (defined to include mergers and certain other transactions) with a Delaware corporation for a period of three years following the time such person became an interested stockholder unless, among other things, the corporation's board of directors approves such business combination or the transaction in which the interested stockholder becomes such prior to the time the interested stockholder becomes such. The Uproar Board has approved the Offer, the Merger, the Merger Agreement and the Tender Agreement for the purposes of Section 203 of the DGCL. Except as described above with respect to
Section 203 of the DGCL, Flipside and the Purchaser have not attempted to comply with any other state takeover laws in connection with the Offer and believe none of such laws to be applicable to the Offer. Should any person seek to apply any state takeover law, Flipside and the Purchaser reserve the right to take such action as then appears desirable, which may include challenging the validity or applicability of any such statute allegedly applicable to the Offer in appropriate court proceedings. Nothing in this Offer to Purchase nor any action taken in connection herewith is intended as a waiver of that right. In the event it is asserted that one or more state takeover laws is applicable to the Offer or the Merger, and an appropriate court does not determine that it is inapplicable or invalid as applied to the Offer, Flipside and the Purchaser might be required to file certain information with, or receive approvals from, the relevant state authorities. In addition, if enjoined, the Purchaser might be unable to accept for payment or pay for any Shares tendered pursuant to the Offer, or be delayed in continuing or consummating the Offer and the Merger. In such case, the Purchaser may not be obligated to accept for payment or pay for any Shares tendered. See Section 15 of this Offer to Purchase.

    ANTITRUST. Under the provisions of the HSR Act applicable to the Offer, the acquisition of Shares under the Offer may be consummated only following the expiration or early termination of the applicable waiting period under the HSR Act.

    Under the provisions of the HSR Act applicable to the purchase of Shares pursuant to the Offer, such purchase may not be made until the expiration of a 15-calendar day waiting period following the required filing of a Notification Report Form under the HSR Act by the Purchaser, which the Purchaser will submit on or about February 20, 2001. Accordingly, the waiting period under the HSR Act will expire at 11:59 P.M., New York City time, on or about March 7, 2001 unless early termination of the waiting period is granted by the Federal Trade Commission ("FTC") and the Department of Justice, Antitrust Division (the "Antitrust Division") or the Purchaser receives a request for additional information or documentary material prior thereto. If either the FTC or the Antitrust Division issues a request for additional information or documentary material from the Purchaser prior to the expiration of the 15-day waiting period, the waiting period will be extended and will expire at 11:59 P.M., New York City time, on the tenth calendar day after the date of substantial compliance by the Purchaser with such request unless terminated earlier by the FTC and the Antitrust Division. If such a request is issued, the purchase of and payment for Shares pursuant to the Offer will be deferred until the additional waiting period expires or is terminated. Only one extension of such waiting period pursuant to a request for additional information or documentary material is authorized by the rules promulgated under the HSR Act. Thereafter, the waiting period can be extended only by court order or by consent of the Purchaser. Although Uproar is required to file certain information and documentary material with the Antitrust Division and the FTC in connection with the Offer, neither Uproar's failure to make such filings nor a request to Uproar from the Antitrust Division or the FTC for additional information or documentary material will extend the waiting period.

    The Antitrust Division and the FTC frequently scrutinize the legality under the antitrust laws of transactions such as the proposed acquisition of Uproar pursuant to the Offer. At any time before or after the Purchaser's acquisition of Shares pursuant to the Offer, the Antitrust Division or the FTC could take such action under the antitrust laws as either deems necessary or desirable in the public interest, including seeking to enjoin the purchase of Shares pursuant to the Offer or the consummation of the Merger or seeking the divestiture of Shares acquired by the Purchaser or the divestiture of substantial assets of Uproar or its subsidiaries or Flipside or its subsidiaries. Private parties and states Attorneys General may also bring legal action under the antitrust laws under certain circumstances. There can be no assurance that a challenge to the Offer on antitrust grounds will not be made, or, if such a challenge is made, of the result thereof.

    If the Antitrust Division, the FTC, a state or a private party raises antitrust concerns in connection with a proposed transaction, Flipside and the Purchaser may engage in negotiations with the relevant governmental agency or party concerning possible means of addressing these issues and may delay consummation of the Offer or the Merger while such discussions are ongoing. The Purchaser and Uproar have agreed to use their respective best efforts to resolve any antitrust issues.

    Vivendi Universal conducts substantial operations, and Uproar and Flipside conduct operations, in the European Economic Area. Counsel Regulation (EEC) 4064/89, as amended, and Article 57 of the European Economic Area Agreement require that concentrations with a "Community or EFTA dimension" be notified in prescribed form to the Commission of the European Communities for review and approval. However, Flipside and the Purchaser have determined that the Offer and the Merger do not have a "Community dimension," and thus do not intend to file notification in the prescribed form with the European Commission.

17. APPRAISAL RIGHTS.

    Holders of the Shares do not have appraisal rights as a result of the Offer. However, if the Merger is consummated, holders of Shares whose Shares were not accepted for payment and paid for by the

Purchaser in the Offer will have certain rights pursuant to the provisions of
Section 262 of the DGCL to dissent and demand appraisal of their Shares. Under
Section 262 of the DGCL, dissenting stockholders who comply with the applicable statutory procedures will be entitled to receive a judicial determination of the fair value of their Shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive payment of such fair value in cash, together with a fair rate of interest, if any. Any such judicial determination of the fair value of the Shares could be based upon factors other than, or in addition to, the price per share to be paid in the Merger or the market value of the Shares. The value so determined could be more or less than the price per share to be paid in the Merger. See Schedule III of this Offer to Purchase for Section 262 of the DGCL.

    THE FOREGOING SUMMARY OF THE RIGHTS OF DISSENTING STOCKHOLDERS UNDER THE DGCL DOES NOT PURPORT TO BE A COMPLETE STATEMENT OF THE PROCEDURES TO BE FOLLOWED BY STOCKHOLDERS OF THE COMPANY DESIRING TO EXERCISE ANY AVAILABLE APPRAISAL RIGHTS. THE FOREGOING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO SECTION 262 OF THE DGCL ATTACHED HERETO AS SCHEDULE III. THE PRESERVATION AND EXERCISE OF APPRAISAL RIGHTS REQUIRE STRICT ADHERENCE TO THE APPLICABLE PROVISIONS OF THE DGCL.

18. FEES AND EXPENSES.

    Goldman, Sachs & Co. ("Goldman Sachs"), financial advisor to Vivendi Universal and its affiliates, including Flipside, in connection with this Offer and the Merger, is acting as Dealer Manager for the Offer. No fee is payable to Goldman Sachs for acting as Dealer Manager, as such, but Vivendi Universal has agreed to pay to Goldman Sachs for its financial advisory services, E500,000 (Euros), plus, in certain circumstances, an additional E2,000,000 (Euros) at the Effective Time. Flipside has also agreed to reimburse Goldman Sachs for all reasonable out of pocket expenses incurred by it, including the reasonable fees of legal counsel and to indemnify Goldman Sachs against certain liabilities and expenses in connection with its engagement, including liabilities under the federal securities laws.

    The Purchaser and Flipside have retained Georgeson Shareholder Communications, Inc to be the Information Agent and Mellon Investor Services LLC to be the Depositary in connection with the Offer. The Information Agent may contact holders of Shares by mail, telephone, telecopy, telegraph and personal interview and may request banks, brokers, dealers and other nominees to forward materials relating to the Offer to beneficial owners of Shares.

    The Information Agent and the Depositary each will receive reasonable and customary compensation for their respective services in connection with the Offer, will be reimbursed for reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection therewith, including certain liabilities under federal securities laws.

    Neither of Flipside nor the Purchaser will pay any fees or commissions to any broker or dealer or to any other person (other than to the Depositary, to the Information Agent, the Dealer Manager and, in the event that the laws one or more jurisdictions require the Offer to be made by a licensed broker or dealer, to a broker or dealer licensed in such jurisdiction) in connection with the solicitation of tenders of Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Purchaser for customary mailing and handling expenses incurred by them in forwarding offering materials to their customers.

19. MISCELLANEOUS.

    The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. However, the Purchaser may, in its discretion, take such action as it may deem necessary to make the Offer in any such jurisdiction and extend the Offer to holders of Shares in such jurisdiction.

    NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF FLIPSIDE OR PURCHASER NOT CONTAINED HEREIN OR IN THE LETTER OF TRANSMITTAL, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

    The Purchaser has filed with the SEC a Tender Offer Statement on Schedule TO pursuant to Rule 14d-3 of the General Rules and Regulations under the Exchange Act, together with exhibits furnishing certain additional information with respect to the Offer, and may file amendments thereto. In addition, Uproar has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9, together with exhibits, pursuant to Rule 14d-9 under the Exchange Act, setting forth the recommendation of the Uproar Board with respect to the Offer and the reasons for such recommendation and furnishing certain additional related information. A copy of such documents, and any amendments thereto, may be examined at, and copies may be obtained from, the SEC (but not the regional offices of the SEC) in the manner set forth under Section 7 above.

    This Offer to Purchase should be read together with the Solicitation/Recommendation Statement on Schedule 14D-9 referred to above and is caused to be issued by Uproar to its securityholders.

                                          Flipside Acquisition Corporation

February 16, 2001

                                   SCHEDULE I
                      DIRECTORS AND EXECUTIVE OFFICERS OF
                   VIVENDI UNIVERSAL, FLIPSIDE AND PURCHASER

DIRECTORS AND EXECUTIVE OFFICERS OF VIVENDI UNIVERSAL.

    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Vivendi Universal. Unless otherwise indicated, the current business address of each person is 42 Avenue de Friedland, 75008 Paris, France. Unless otherwise indicated, each such person is a citizen of France and each occupation set forth opposite an individual's name refers to employment with Vivendi Universal.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------                     --------------------------------------------------
Jean-Marie Messier........................  Director. Chairman and Chief Executive Officer of
                                            Vivendi Universal and its predecessors from 1996 to
                                            the present. Chief Executive Officer of Vivendi
                                            Universal and its predecessors from 1994 to 1996.

Eric Licoys...............................  Director. Co-Chief Operating Officer from
                                            December 2000 to the present. Chairman and Chief
                                            Executive Officer of Havas S.A., 31 Rue de Colisee,
                                            75008 Paris, France, from 1998 to the present. Chief
                                            Operating Officer of Vivendi Universal and its
                                            predecessors from 1999 to December 2000. Advisor to
                                            the Chairman of Vivendi Universal and its prede-
                                            cessors from 1997 to 1999. Chairman of Lazard
                                            Freres & Cie, 121 Boulevard Haussmann, 75382 Paris
                                            Cedex 08 France, from 1996 to 1997.

Bernard Arnault...........................  Director. Chairman and Chief Executive Officer of
30, Avenue Hoche                            Louis Vuitton Moet Hennessy, from 1995 to the present.
75008 Paris, France

Jean-Louis Beffa..........................  Director. Chairman and Chief Executive Officer of
Cedex 27                                    Compagnie de Saint-Gobain, "Les Miroirs" Cedex 27
92096 Paris la Defense, France              92096 Paris la Defense, France, from 1986 to the
                                            present.

Jean-Marc Espalioux.......................  Director. Chairman of the Executive Board of Accor,
33, Avenue du Maine                         33, Avenue du Maine 75755 Paris Cedex 15, France, from
75755 Paris Cedex 15, France                1997 to the present. Deputy Chief Executive Officer of
                                            Vivendi Universal and its subsidiaries from 1996 to
                                            1997. Member of the Executive Committee of Vivendi
                                            Universal and its predecessors from 1994 to 1996.

Philippe Foriel-Destzet...................  Director. Chairman of ADECCO SA, Cheserex,
52, Rue de la Bienfaisance                  Switzerland, from 1996 to the present. Chairman of
75008 Paris, France                         ECCO, 16 Boulevard des Invalides, Paris, France from
                                            1964 to 1996. Chairman of AKILA SA, 52 Rue de la
                                            Bienfaisance, Paris, France, from 1989 to the present.

Jacques Friedmann.........................  Director. Chairman of AXA-UAP, 25 Avenue Matignon,
80, Avenue de Breteuil                      75008 Paris France, from 1993 to 2000.
75015 Paris, France

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------                     --------------------------------------------------
Esther Koplowitz..........................  Director. Chairman of Fomento de Construcciones y Con-
Plaza Pablo Ruiz Picasso                    tratas, Plaza Pablo Ruiz Picasso 28020 Madrid, Spain,
28020 Madrid, Spain                         from 1995 to the present. Ms. Koplowitz is a citizen
                                            of Spain.

Henri Lachmann............................  Director. Chairman and Chief Executive Officer of
43-45, Boulevard F. Roosevelt               Schneider Electric Industries, 43-45, Boulevard F.
92500 Rueil Malmaison                       Roosevelt 92500 Rueil Malmaison, from 1999 to the
                                            present. Chairman and Chief Executive Officer of
                                            Groupe Strafor Facom, 56 rue Jean Giraudoux, 67034
                                            Strasbourg Cedex, France, from 1983 to 1998.

Thomas Middelhoff.........................  Director. Chairman and Chief Executive Officer of
Carl-Bertelsmann-Strasse 270                Bertelsmann AG, Carl-Bertelsmann-Strasse 270 D - 33311
D - 33311 Gutersloh, Germany                Gutersloh, Germany, from 1998 to the present. Member
                                            of the Executive Board, Industry Division of
                                            Bertelsmann AG, Head of Corporate Development and
                                            Coordinator of Bertelsmann AG's multimedia business
                                            from 1994 to 1998. Mr. Middelhoff is a citizen of
                                            Germany.

Simon Murray..............................  Director. Chairman of GEMS Ltd., 38 Jermyn Street
38 Jermyn Street                            London SW1Y 6DT, England, from 1998 to the present.
London SW1Y 6DT, England                    Executive Chairman, Asia Pacific, of Deutsche Bank AG,
                                            31 West 52nd Street, New York, NY 10019 from 1995 to
                                            1997. Mr. Murray is a citizen of Great Britain.

Serge Tchuruk.............................  Director. Chairman and Chief Executive Officer of
54, Rue de la Boetie                        Alcatel, 54, Rue de la Boetie 75008 Paris, France,
75008 Paris, France                         from 1995 to the present.

Rene Thomas...............................  Director. Honorary Chairman of BNP-PARIBAS, 16,
16, Boulevard des Italiens                  Boulevard des Italiens 75009 Paris, France, from 1993
75009 Paris, France                         to the present.

Marc Vienot...............................  Director. Honorary Chairman of Societe Generale, Tour
Tour Societe Generale                       Societe Generale 92972 Paris, France, from 1997 to the
92972 Paris, France                         present. Chairman and Chief Executive Officer of
                                            Societe Generale from 1973 to 1997.

Pierre Lescure............................  Director. Co-Chief Operating Officer from
85-89 Quai Andre Citroen                    December 2000 to the present. Chairman and Chief
75015 Paris la Defense, France              Executive Officer of Canal+, 85-89 Quai Andre Citroen
                                            75015 Paris la Defense, France, from 1996 to the
                                            present. Chairman of the Executive Board of Groupe
                                            Canal+, from 1996 to the present.

Edgar Bronfman, Jr........................  Director. Vice Chairman, Music, Internet and Spirits
375 Park Avenue                             and Wine Operations from December 2000 to the present.
New York, NY 10152                          President of The Seagram Company Ltd. ("Seagram"), 375
                                            Park Avenue, New York, NY 10152, from 1989 to
                                            December 2000. Officer of Seagram from 1994 to
                                            December 2000. Director of USA Networks, Inc., 152
                                            West 57th Street, New York, NY 10019, from
                                            February 1998 to the present. Mr. Bronfman is a
                                            citizen of the United States.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------                     --------------------------------------------------
Edgar M. Bronfman.........................  Director. Chairman of the Board of Seagram from 1975
375 Park Avenue                             to December 2000. Mr. Bronfman is a citizen of the
New York, NY 10152                          United States.

The Honourable Charles R. Bronfman, P.C.,
C.C.......................................  Director. Co-Chairman of the Board of Directors of
375 Park Avenue                             Seagram from 1986 to December 2000. Chairman of the
New York, NY 10152                          Executive Committee of Seagram from 1975 to December
                                            2000. Chairman of Koor Industries Ltd., Platinum
                                            House, 21 Ha'arba'a Street, Tel Aviv 64739, Israel,
                                            from November 1997 to the present. Mr. Bronfman is a
                                            citizen of Canada.

Richard H. Brown..........................  Director. Chairman and Chief Executive Officer of
540 Legacy Drive                            Electronic Data Systems Corporation, 540 Legacy Drive
Plano, TX 75024                             Plano, TX 75024, from January 1999 to the present.
                                            Chief Executive Officer of Cable and Wireless plc.,
                                            124 Theobalds Road, London, England WC1X 8RX, from
                                            July 1996 to December 1998. President and Chief
                                            Executive Officer of H&R Block, Inc., 4400 Main
                                            Street, Kansas City, MO 64111, from May 1995 to
                                            July 1996. Mr. Brown is a citizen of the United
                                            States.

Andre Desmarais...........................  Director. President and Co-Chief Executive Officer of
751 Victoria Square                         Power Corporation of Canada, 751 Victoria Square,
Montreal, Quebec, Canada H2Y 2J3            Montreal Quebec H2Y 2J3 Canada, from May 1996 to the
                                            present. Deputy Chairman of Power Financial
                                            Corporation, 751 Victoria Square, Montreal, Quebec,
                                            H2Y 2J3, from May 1996 to the present. Mr. Desmarais
                                            is a citizen of Canada.

John Borgia...............................  Senior Executive Vice President Human Resources from
                                            December 2000 to the present. Executive Vice
                                            President, Human Resources of Seagram from 1995 to
                                            2000. Mr. Borgia is a citizen of the United States.

Guillaume Hannezo.........................  Senior Executive Vice President and Chief Financial
                                            Officer from December 2000 to the present. Chief
                                            Financial Officer of Vivendi Universal and its
                                            predecessors from 1997 to December 2000. Chief
                                            Financial Officer of Assurances Generales de France,
                                            87 Rue de Richelieu, 75001 Paris, France, from 1993 to
                                            1997.

Jean-Francois Colin.......................  Special Advisor Executive Vice President in charge of social development from January 2000 to the present.
                                            Executive Vice President Human Resources of Vivendi
                                            Universal and its predecessors from 1999 to
                                            January 2000. Director of Human Resources of Vivendi
                                            Universal and its predecessors from 1995 to 1999.

Jean-Francois Dubos.......................  Executive Vice President and General Counsel from 2000 to the present. Company and Board Secretary of Vivendi
                                            Universal and its predecessors from 1994 to 2000.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------                     --------------------------------------------------
Agnes Audier..............................  Executive Vice President, Strategy and Business
                                            Development from December 2000 to the present. Special
                                            Advisor to the Chairman of Vivendi Universal and its
                                            predecessors from 1997 to 1999. Head of the office of
                                            the Minister of Small Business and Trade in France, 3
                                            Boulevard Diderog 75012 Paris, France, from 1991 to
                                            1997.

Christine Delavennat......................  Executive Vice President Corporate Communications from
                                            2000 to the present. Vice President Corporate
                                            Communication of Vivendi Universal and its
                                            predecessors from 1995 until 2000.

Sylvie d'Arvisenet........................  Corporate Compliance Counselor to the Chairman of
                                            Vivendi Universal and its predecessors from 1998 to
                                            the present. Magistrate at the financial section of
                                            the TRIBUNAL DE GRANDE INSTANCE DE PARIS (Civil Court
                                            of Paris), 4 Boulevard du Palais, 75001 Paris,
                                            France, from 1995 to 1998.

Catherine Gros............................  Executive Vice President, Public Relations from 2000 to the present. Deputy Head of Corporate Communication
                                            of Vivendi Universal and its predecessors from 1995 to
                                            2000.

DIRECTORS AND EXECUTIVE OFFICERS OF FLIPSIDE.

    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employment for the past five years of each director and executive officer of Flipside. Unless otherwise indicated, the current business address of each person is 19840 Pioneer Avenue, Torrance, CA 90503. Unless otherwise indicated, each such person is a citizen of the United States and each occupation set forth opposite an individual's name refers to employment with Flipside.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------                     --------------------------------------------------
Hubert Joly...............................  Director. Chairman from April 2000 to the present.
                                            Chief Executive Officer of Havas Interactive, Inc.,
                                            19840 Pioneer Avenue, Torrance, CA 90503, from
                                            May 1999 to the present. Vice President of Electronic
                                            Data Systems Europe, 4, avenue Pablo Picasso, 92024
                                            Nanterre Cedex France, from 1996 to 1999.

Luc Vanhal................................  Director. Treasurer from August 1999 to the present.
                                            Chief Financial Officer of Havas Interactive, Inc.
                                            from January 1999 to the present. Chief Financial
                                            Officer of the Consumer Products Division of The Walt
                                            Disney Company ("Disney"), 75378 Paris Cedex 08,
                                            France, from August 1997 to December 1998. Various
                                            financial and general management capacities for
                                            Disney, 52 Av des Champs Elysees, Paris, France, from
                                            January 1996 to December 1998.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------                     --------------------------------------------------
Scott Tollefsen...........................  Director. Secretary from 1999 to the present. Senior
                                            Vice President, General Counsel and Secretary of Havas
                                            Interactive, Inc. from 1999 to the present. Senior
                                            Vice President, General Counsel and Secretary of
                                            Hughes Communications, Inc. ("Hughes"), 200 North
                                            Sepulveda Boulevard, El Segundo, California 90245,
                                            from 1997 to 1999. Vice President, General Counsel and
                                            Secretary of Hughes from 1991 to 1997.

Agnes Touraine............................  Director. Vice Chairman and Chief Executive Officer of
31 rue du Colissee                          Havas S.A. from October 2000 to the present. Executive
75383 Paris Cedex 08, France                Vice President of Havas S.A. from January 1999 to
                                            October 2000. Chairman and Chief Executive Officer at
                                            Havas Interactive SA, 31 Rue de Colisee, 75008 Paris
                                            France, from September 1995 to January 1999. Chairman
                                            of Havas Interactive, Inc. from December 1999 to the
                                            present.

Emmanuel Schalit..........................  Director. President from August 1999 to the present.
2095 Rose Street                            Senior Vice President and Chief Strategy Officer from
Berkeley, CA 94709                          March 1999 to August 1999. General Manager of Havas
                                            Interactive, S.A., 9/11 rue Jeanne Braconnier, Le
                                            Newton 92366 Meudon La Foret, France, from 1998 to
                                            1999. Senior Vice President of Havas
                                            Interactive, Inc. and its predecessors from 1995 to
                                            1998.

David Grenewetzki.........................  Director. President, Sierra On-Line, 3060 139th SE,
3060 139th SE, Suite 500                    Suite 500 Bellevue, Washington, from June 1998 to the
Bellevue, Washington                        present. Senior Vice President Product Development,
                                            Palladium Interactive, San Rafael, California from
                                            January 1998 to June 1998. Senior Vice President
                                            Product Development, Accolade, San Jose, California
                                            from June 1996 to June 1998.

David Herschman...........................  Director. Executive Vice President Sales & Marketing
2095 Rose Street                            from April 2000 to the present. President and Chief
Berkeley, CA 94709                          Executive Officer of Prize Central, Inc. from 1996 to
                                            April 2000.

Frank Boulben.............................  Director. Chief Executive Officer of Vivendinet, 7
Tour Cedre                                  Allee de l'Arche, 92677 Courbevoie, France, from
7, alle de L'Arche                          January 2000 to the present. Executive Vice President
92677 Cour Bevoie, France                   of Cegetel, 1, Place Carpeaux, 92915 Paris la Defense,
                                            France, from 1995 to 1999.

Sylvia Metayer............................  Director. Chief Financial Officer of the Games,
31 rue du Colisee                           Education and Literature Divisions of Havas S.A. from
75383 Paris Cedex 08, France                January 2000 to the present. President of Flipside
                                            Europe SAS, 7 Allee de l'Arche 92677 Courbevoie Cedex,
                                            France, from January 2000 to the present. Chief
                                            Financial Officer of Mattel France SA, 27/33 Rue
                                            d'Antony, SILIC 145, 94150 Rungis, France, from July
                                            1997 to December 1999. President of Carolle SA, 27/33
                                            Rue d'Antony, SILIC 145, 94150 Rungis, France, from
                                            June 1999 to December 1999. President Tyco Toys France
                                            SA, 27/33 Rue d'Antony, SILIC 145, 94150 Rungis,
                                            France, from February 1998 to December 1999.
                                            Controller of the Pasta and Ready Meals Division of
                                            Danone SA, 7 Rue de Teheran, 75008 Paris, France from
                                            September 1993 to June 1997.

DIRECTORS AND EXECUTIVE OFFICERS OF THE PURCHASER.

    The following table sets forth the name, present principal occupation or employment and material occupations, positions, offices or employments for the past five years of each director and executive officer of the Purchaser. Unless otherwise indicated, the current business address of each person is 19840 Pioneer Avenue, Torrance, CA 90503. Unless otherwise indicated, each such person is a citizen of the United States and each occupation set forth opposite an individual's name refers to employment with the Purchaser.

                                                 PRESENT PRINCIPAL OCCUPATION OR EMPLOYMENT;
NAME AND BUSINESS ADDRESS                     MATERIAL POSITIONS HELD DURING THE PAST FIVE YEARS
-------------------------                     --------------------------------------------------
Luc Vanhal................................  Director. Treasurer from August 1999 to the present.
                                            Chief Financial Officer of Havas Interactive, Inc.
                                            from January 1999 to the present. Chief Financial
                                            Officer of the Consumer Products Division of The Walt
                                            Disney Company ("Disney"), 75378 Paris Cedex 08,
                                            France, from August 1997 to December 1998. Various
                                            financial and general management capacities for
                                            Disney, 52 Av des Champs Elysees, Paris, France, from
                                            January 1996 to December 1998.

Scott Tollefsen...........................  Director. Secretary from 1999 to the present. Senior
                                            Vice President, General Counsel and Secretary of Havas
                                            Interactive, Inc. from 1999 to the present. Senior
                                            Vice President, General Counsel and Secretary of
                                            Hughes Communications, Inc. ("Hughes"), 200 North
                                            Sepulveda Boulevard, El Segundo, California 90245,
                                            from 1997 to 1999. Vice President, General Counsel and
                                            Secretary of Hughes from 1991 to 1997.

                                  SCHEDULE II
                              SECTIONS 262 OF THE
                        DELAWARE GENERAL CORPORATION LAW

    Set forth below is Section 262 of the General Corporation Law of the State of Delaware regarding appraisal rights, which rights will only be available in connection with the Merger.

SECTION 262 OF THE GENERAL CORPORATION LAW OF THE STATE OF DELAWARE

    Section262 Appraisal Rights

    (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section228 of this chapter shall be entitled to an appraisal by the Court of Chancery of the fair value of the Stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

    (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section251 (other than a merger effected pursuant to Section251(g)), Section252, Section254, Section257, Section258, Section263 or Section264 of this title;

        (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the Stockholders of the surviving corporation as provided in subsection (f) of Section251 of this title.

        (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to SectionSection 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

           a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

           b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

           c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

           d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

        (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section253 of this title is not owned by Flipside or its subsidiaries immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

    (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections
(d) and (e) of this section, shall apply as nearly as is practicable.

    (d) Appraisal rights shall be perfected as follows:

        (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsections (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

        (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section, provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given; provided that, if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

    (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

    (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

    (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

    (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that he is not entitled to appraisal rights under this section.

    (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates up on the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

    (j) The costs of the proceeding may be determined by the Court and taxes upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled top an appraisal.

    (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded such stockholder's appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

    (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

    Facsimile copies of the Letter of Transmittal, properly completed and duly signed, will be accepted. The Letter of Transmittal, Share Certificates, and any other required documents should be sent by each stockholder or such Stockholder's broker, dealer, commercial bank, trust company or other nominee to the Depositary at one of the addresses set forth below:

                        THE DEPOSITARY FOR THE OFFER IS:
                          Mellon Investor Services LLC

          BY MAIL:                           BY HAND:                     BY OVERNIGHT DELIVERY:
 Reorganization Department           Reorganization Department          Reorganization Department
       P.O. Box 3301                       120 Broadway                    85 Challenger Road,
 South Hackensack, NJ 07606                 13th Floor                       Mail Drop-Reorg
                                        New York, NY 10271              Ridgefield Park, NJ 07660

     BY FACSIMILE TRANSMISSION:        CONFIRMATION RECEIPT OF FACSIMILE BY TELEPHONE ONLY:
  (FOR ELIGIBLE INSTITUTIONS ONLY)                        (201) 296-4860
           (201) 296-4293

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers as set forth below. Additional copies of this Offer to Purchase, the Letter of Transmittal, or other related tender offer materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

                    THE INFORMATION AGENT FOR THE OFFER IS:
                   GEORGESON SHAREHOLDER COMMUNICATIONS INC.

                    UNITED STATES                                 UK AND EUROPE
             17 State Street, 10th Floor                   Crosby Court, 38 Bishopgate
                 New York, NY 10004                          London EC2N 4AF, England
    Banks and Brokerage Firms Call Collect: (212)              +44(0) 207-335-8700
                      440-9800
      All Others Call Toll Free: (800) 223-2064

                      THE DEALER MANAGER FOR THE OFFER IS:

                              GOLDMAN, SACHS & CO.
                                85 Broad Street
                               New York, NY 10004
                                 (212) 902-1000